UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WINGSTOP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO OUR STOCKHOLDERS

April 25, 2019

Dear Stockholder:

We cordially invite you to attend the 2019 Annual Meeting of Stockholders of Wingstop Inc. to be held on Wednesday, June 12, 2019, at 10:00 a.m. central time at Wingstop’s conference facility located at 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240.

Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting, as well as our 2018 Annual Report, which includes our audited financial statements.

For your convenience, we will take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about April 25, 2019, we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2018 Annual Report and how to vote over the Internet or how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email, or proxy card you receive to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2018 Annual Report are available at www.proxydocs.com/WING.

Your vote is important. Even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend.

On behalf of your Board of Directors, thank you for your continued support of and interest in Wingstop Inc.

Sincerely,

Charles R. Morrison

Chairman and Chief Executive Officer

WINGSTOP INC.

5501 LBJ Freeway, 5th Floor,

Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2019

Time:	10:00 a.m. central time

Date:	June 12, 2019

Place:	Wingstop’s conference facility 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240

Record Date:	Stockholders of record at the close of business on April 15, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournments, postponements, or recesses thereof.

Purpose:	(1) Elect three Class I directors nominated by the Board of Directors for a term that expires at the 2022 Annual Meeting of Stockholders;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019;

(3) Approve, on an advisory basis, the compensation of our named executive officers;

(4) Approve the Wingstop Inc. Employee Stock Purchase Plan; and

(5) Consider and act upon such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recesses thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices, 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240, during the ten-day period preceding the meeting.

Voting:	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please sign, date, and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet to ensure your representation at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 12, 2019

This notice and the accompanying Proxy Statement, proxy card and 2018 Annual Report are available at www.proxydocs.com/WING.

By order of the Board of Directors,

Darryl R. Marsch

Senior Vice President, General Counsel & Secretary

April 25, 2019

PROXY STATEMENT SUMMARY
WINGSTOP INC. 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting. Unless the context indicates otherwise, references to “Wingstop,” “we,” “our,” “us,” or the “Company” are to Wingstop Inc. and its consolidated subsidiaries. References to the “Board” or the “Board of Directors” are to the Board of Directors of Wingstop Inc.

Annual Meeting Information

Time and Date:	June 12, 2019 at 10:00 a.m. central time

Location:	Wingstop’s conference facility located at 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240

Record Date:	April 15, 2019

Proxy Materials Distribution Date:	On or around April 25, 2019

Items of Business and Voting Recommendations

Agenda Items	Board’s Voting Recommendation	Page Reference (for more detail)
1. Election of three Class I directors (the “Director Election Proposal”)*	FOR the election of each director nominee	9
2. Ratification of the appointment of KPMG LLP (the “Auditor Ratification Proposal”)	FOR	30
3. Approval, on an advisory basis, of named executive officer compensation (the “Say-on-Pay Proposal”)	FOR	33
4. Approval of the Wingstop Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”)	FOR	36
*

Pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 9.

WINGSTOP INC. 2019 PROXY STATEMENT | 1

PROXY STATEMENT SUMMARY

HIGHLIGHTS FOR THE FISCAL YEAR 2018

Highlights of Wingstop’s performance during fiscal year 2018 include, among other things:

(1)	In the form of dividends paid (i.e., $6.54 dividend per share).

(2)	As compared to the prior fiscal year.

Recent Corporate Governance Highlights

Recent highlights of enhancements to Wingstop’s corporate governance practices include, among other things:

•	we added two new independent directors to our Board, Krishnan (Kandy) Anand and Kate S. Lavelle, each of whom has significant executive as well as public company board experience;

•	through the addition of Mr. Anand and Ms. Lavelle, we further expanded the diversity of our Board, which now includes three minorities and two women;
•	we began tracking environmental, social, and governance metrics in order to ensure that we operate and govern our Company in a socially responsible manner; and

•	we adopted an emergency governance plan to address succession planning in the event of a crisis.

2 | WINGSTOP INC. 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Recent Compensation Highlights

Highlights of Wingstop’s executive compensation practices during fiscal year 2018 include, among other things:

•	we paid bonuses to our named executive officers and certain other employees at 100% of the target cash bonus amount under our incentive plan as a result of exceptional performance during fiscal year 2018;

•	we granted special performance-based restricted stock unit awards to our Chief Executive Officer and Chief Financial Officer in order to retain our top talent and to incentivize them to increase stockholder value and improve the development and performance of new stores;
•	our Compensation Committee adopted an executive severance plan, eliminating employment agreements for our senior officers (other than our Chief Executive Officer) and establishing a uniform framework for providing severance benefits to this group; and

•	our stockholders approved with 97% support the 2017 compensation framework for our named executive officers and our Board adopted a practice of holding an advisory stockholder vote on executive compensation on an annual basis.

WINGSTOP INC. 2019 PROXY STATEMENT | 3

PROXY STATEMENT SUMMARY

Compensation Best Practices

The table below summarizes the Company’s key executive compensation practices, including practices the Company has implemented that the Compensation Committee believes will help to drive corporate performance, as well as those practices that the Company has chosen not to implement because the Company believes they do not serve its stockholders’ interests.

What We Do			What We DON’T Do
✓	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.	×	Repricing. Stock option exercise prices are set equal to the grant date fair market value and may not be repriced, except for certain adjustments that may be made in connection with extraordinary transactions, such as dividend equivalency adjustments.
✓

Performance metrics tied to Company performance.

The performance metrics for our performance-based cash bonus plan and performance-based equity awards are tied to the Company’s performance, aligning executive and stockholder interests. We believe that cash-based performance compensation emphasizes pay-for-performance and rewards our executives for achieving performance goals, while equity-based performance compensation emphasizes long-term corporate performance and further aligns the interests of our executives with those of our stockholders.

		×	Excess golden parachute agreements. The termination benefits payable to our senior officers, other than our Chief Executive Officer, under our Executive Severance Plan generally range from only 1.0 to 2.0 times base salary and target bonus.
✓	Robust stock ownership and retention guidelines. Our stock ownership and retention policy has guidelines requiring our Chief Executive Officer to own five (5) times his annual base salary in common stock or common stock derivatives and our other named executive officers to own two (2) times their annual base salary in common stock or common stock derivatives. Each of our named executive officers is required to retain at least 50% of the net shares earned from the vesting of equity awards or exercise of stock options, net of any shares sold, delivered, or withheld for the payment of withholding taxes.	×	Tax gross-ups. Our equity award agreements and our Chief Executive Officer’s employment agreement do not provide for excise tax gross-ups.
✓

Clawback policy. Our incentive-based compensation recoupment policy provides that, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover any payment received by any current or former executive officer made in settlement of an equity or incentive award during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

		×	Share Recycling. We do not recycle shares withheld for taxes, shares settled in cash, or other liberal share-counting features.
✓	Independent compensation consultant. The Compensation Committee uses Frederic W. Cook & Co. (“FW Cook”), an independent compensation consultant, to assist in designing its compensation policies.	×	Hedging or pledging shares. Our insider trading compliance policy prohibits our directors and named executive officers from any hedging or pledging of Company securities.
✓

Double trigger termination rights. Our equity plan and Chief Executive Officer’s employment agreement require both a change-in-control and a termination of employment for severance rights to be triggered.

		×	Perquisites. We do not provide our executives with perquisites that differ materially from those available to employees generally.
✓

Listen to our Stockholders. We hold an advisory vote on executive compensation annually and actively review the results of these votes when we make compensation decisions. In 2018, our stockholders voiced substantial support for our 2017 executive compensation plans and programs, with over 97% of stockholders that voted at our annual meeting casting votes in favor of approving our executive compensation practices.

		×	Employment Agreements. Other than our Chief Executive Officer, our senior executive officers are at-will employees with no employment agreements.

4 | WINGSTOP INC. 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Proposal 1—Director Election Proposal

Director Nominees

The Board of Directors is asking you to elect the three nominees named below as Class I directors for terms that expire at the 2022 annual meeting of stockholders. The following table provides summary information about the three director nominees. For more information about the director nominees, see page 10.

Name	Occupation	Experience/Qualifications	Independence Status	Board Committees	End of Term
Krishnan (Kandy) Anand	Chief Growth Officer, Molson Coors	Corporate Governance, Diversity, Executive Management, Financial & Accounting, International, Marketing, Operations, Retail Industry, Risk Management, Strategy, Technology	Independent	Audit	FY 2022
David L. Goebel	Partner and Faculty Member at Merryck & Co. Ltd. and Lead Director of Jack in the Box Inc.	Corporate Governance, Executive Management, Financial & Accounting, International, Marketing, Operations, Restaurant Industry, Risk Management, Strategy	Independent	Compensation, Nominating and Corporate Governance	FY 2022
Michael J. Hislop	Chairman, Corner Bakery and Il Fornaio	Corporate Governance, Executive Management, Financial & Accounting, Marketing, Operations, Restaurant Industry, Risk Management, Strategy	Independent	Audit, Nominating and Corporate Governance	FY 2022

Vote Required

The election of the director nominees will be determined by a plurality of the votes cast at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). However, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 9.

Proposal 2—Auditor Ratification Proposal

Auditor Ratification

The Board is asking you to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 28, 2019. On March 6, 2019, the Audit Committee approved the dismissal of Ernst & Young LLP (“E&Y”), which had served as our independent registered public accounting firm since 2014, and approved the appointment of KPMG. This change in auditors was not the result of disagreements with E&Y with respect to accounting principles, financial statement disclosures, or auditing scope or procedures. For additional information concerning our change in auditors, see “Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm” beginning on page 30. Also, set forth on page 32 is summary information with respect to the fees for services provided to us by E&Y during the fiscal years ended December 29, 2018 and December 30, 2017.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

WINGSTOP INC. 2019 PROXY STATEMENT | 5

PROXY STATEMENT SUMMARY

Proposal 3—Say-on-Pay Proposal

Say-on-Pay

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For a detailed description of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 40.

Vote Required

The approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Proposal 4—Employee Stock Purchase Plan Proposal

Employee Stock Purchase Plan

The Board has unanimously approved and is now asking you to approve the proposed Wingstop Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The purpose of the Employee Stock Purchase Plan is to assist in the recruitment, retention, and motivation of our employees by providing them with an opportunity to purchase shares of our common stock at a discount to market prices.

For additional information concerning the Employee Stock Purchase Plan Proposal, see “Proposal 4—Employee Stock Purchase Plan Proposal” beginning on page 36.

Vote Required

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Voting Procedures

Voting Rights of the Stockholders

Each share of our common stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. Our stockholders are not entitled to cumulative voting rights, and dissenters’ rights are not applicable to the matters being voted upon at the Annual Meeting.

Only owners of record of shares of common stock at the close of business on April 15, 2019, the record date, are entitled to vote at the Annual Meeting, or at any adjournments, postponements, or recesses thereof. There were 29,399,276 shares of common stock issued and outstanding on the record date.

With respect to each of the proposals to be acted upon at the Annual Meeting, you may vote as follows:

•	Director Election Proposal: “FOR” each of the nominees, “WITHHOLD” from each of the nominees, “FOR” individual nominees, or “WITHHOLD” from individual nominees;

•	Auditor Ratification Proposal: “FOR,” “AGAINST,” or “ABSTAIN”;

•	Say-on-Pay Proposal: “FOR,” “AGAINST,” or “ABSTAIN”; and

•	Employee Stock Purchase Plan Proposal: “FOR,” “AGAINST,” or “ABSTAIN.”

All properly executed written proxies, and all properly completed proxies submitted by the Internet or telephone, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of the voting at the meeting.

6 | WINGSTOP INC. 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Quorum

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or through representation by proxy, of the holders of a majority of the combined voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting (including abstentions and broker non-votes) is necessary to constitute a quorum to transact business at the Annual Meeting.

Effect of Votes Withheld, Abstentions and Broker Non-Votes

Abstentions and broker non-votes withheld are included in the number of shares of common stock present for determining a quorum for all proposals.

The election of directors will be determined by a plurality of votes cast. As a result, votes withheld will have no impact with respect to the election of directors, except that pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 9.

Pursuant to our Bylaws, all matters other than the election of directors are determined by the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. An abstention is not an “affirmative vote,” but an abstaining stockholder is considered “entitled to vote” at the Annual Meeting. Accordingly, an abstention will have the effect of a vote against the Auditor Ratification Proposal, the Say-on-Pay Proposal, and the Employee Stock Purchase Plan Proposal, as applicable.

Under applicable stock exchange rules, brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under applicable stock exchange rules and has not received voting instructions from the beneficial owner.

Your broker does not have discretionary authority to vote your common stock with respect to the Director Election Proposal, the Say-on-Pay Proposal, or the Employee Stock Purchase Plan Proposal in the absence of specific instructions from you. Where a broker does not have discretionary authority to vote your common stock, such broker is not considered “entitled to vote” at the Annual Meeting. Accordingly, a broker non-vote will have no effect on the Director Election Proposal, the Say-on-Pay Proposal, or the Employee Stock Purchase Plan Proposal. Broker non-votes are not applicable to the Auditor Ratification Proposal because your broker has discretionary authority to vote your common stock with respect to such proposal.

Revocability of Proxy

Your proxy is revocable at any time before the polls close at the Annual Meeting. If you wish to revoke your proxy and change your vote, you may:

•	vote again by the Internet or by telephone, if available, prior to the start of the Annual Meeting;

•	give written notice to our Corporate Secretary prior to the start of the Annual Meeting that you wish to revoke your proxy and change your vote; or

•	vote in person at the Annual Meeting.

2020 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in June 2020 pursuant to SEC Rule 14a-8 must be received by us by December 27, 2019. Director nominations or

WINGSTOP INC. 2019 PROXY STATEMENT | 7

PROXY STATEMENT SUMMARY

other business to be brought before the 2020 Annual Meeting of Stockholders by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between February 13, 2020 and March 14, 2020. For more information, see “Next Annual Meeting—Stockholder Proposals” on page 66.

Solicitation Matters

Proxies are being solicited by the Board of Directors on behalf of the Company. We have hired Innisfree M&A Inc. (“Innisfree”) to provide us with consulting and analytic services and solicitation services for banks, brokers, institutional investors, and individual shareholders. Innisfree’s annual fee for these services is $17,500, plus reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify Innisfree against certain liabilities and expenses, including liabilities under the federal securities laws.

Our officers, directors, and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, in connection with shares of the common stock registered in their names, will be asked to forward solicitation material to the beneficial owners of shares of common stock. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

8 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 1— ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board and its committees. Pursuant to our Certificate of Incorporation and our Bylaws, our Board is required to consist of between three (3) and fifteen (15) directors divided into three classes, with the number of directors serving in each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The directors within each class serve on the Board for staggered three-year terms.

Currently, our Board consists of eight directors, with three directors in each of two of the classes and two directors in one of the classes. The three director classes are as follows:

•	Class I, consisting of Krishnan (Kandy) Anand, David L. Goebel, and Michael J. Hislop, whose terms expire at the Annual Meeting and, therefore, are standing for election to the Board;

•	Class II, consisting of Lynn Crump-Caine and Wesley S. McDonald, whose terms will expire at the annual meeting of stockholders to be held in 2020; and

•	Class III, consisting of Kilandigalu (Kay) M. Madati, Charles R. Morrison, and Kate S. Lavelle, whose terms will expire at the annual meeting of stockholders to be held in 2021.

Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation, or removal. Our directors may only be removed for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our voting stock at a meeting of the stockholders called for that purpose.

Board Nominees for Election at the Annual Meeting

The terms of Messrs. Anand, Goebel, and Hislop, each a Class I director, expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, Messrs. Anand, Goebel, and Hislop have been nominated for re-election at the Annual Meeting. If elected, Messrs. Anand, Goebel, and Hislop will hold office for a three-year term until the annual meeting of stockholders to be held in 2022. Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected.

The persons named on the accompanying proxy card, or their substitutes, will vote for the election of the three nominees listed hereafter, except to the extent authority to vote for one or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. If any of the nominees becomes unable or unwilling to serve, the persons named as proxies on the accompanying proxy card, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election

To be elected as a director, each director nominee must receive a plurality of the votes cast at the Annual Meeting. Nonetheless, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation.

The Nominating and Corporate Governance Committee must consider the resignation and recommend to the Board the action to be taken with respect to the resignation. The director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee’s recommendation with respect to the resignation. The Board is required to consider and act on the recommendation within ninety (90) days following certification of the stockholder vote and will publicly disclose its decision whether to accept the resignation offer.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at http://ir.wingstop.com.

WINGSTOP INC. 2019 PROXY STATEMENT | 9

PROPOSAL 1—ELECTION OF DIRECTORS

Director Nominees for Terms Expiring at the 2022 Annual Meeting

KRISHNAN (KANDY) ANAND
Director Since 2018 Age: 61 Independent Audit Committee
Favorite Wingstop Flavor:

Mr. Anand has been a member of our Board since August 2018. He has been the Chief Growth Officer of Molson Coors since 2016, prior to which he served as President and Chief Executive Officer of Molson Coors International from December 2009 to October 2016. Before joining Molson Coors, Mr. Anand held a variety of positions at The Coca Cola Company, most recently as president of Coca Cola’s Philippine business from 2007 to 2009. He also served as vice president of Coca Cola’s Global Commercial Leadership from 2004 to 2007 and prior to that as vice president of global brands strategy. Mr. Anand served on the board of directors of Popeyes Louisiana Kitchen Inc. (NASDAQ: PLKI) from November 2010 to 2017. He also served in various senior marketing strategy roles with Unilever in India from 1980 to 1996.

Director Qualifications

Mr. Anand is an experienced executive leader and has significant public company board experience as well as restaurant experience in the chicken category from his directorship at Popeyes Louisiana Kitchen Inc., where he also served on the compensation committee. Further, Mr. Anand possesses a unique skillset, including branding, growth, and international experience, and he also adds to the diversity of our Board, all of which provide him with the qualifications and skills to serve as a director.

DAVID L. GOEBEL
Director Since 2017 Age: 68 Independent Compensation and Nominating and Corporate Governance Committees
Favorite Wingstop Flavor:

Mr. Goebel has been a member of our Board since November 2017. He currently serves as Lead Director of Jack In the Box Inc. (NASDAQ: JACK), and as a board member of QuickChek, a privately held gas/convenience food company. Mr. Goebel has been a partner and faculty member for Merryck & Co. Ltd., a worldwide firm that provides peer-to-peer mentoring services for senior business executives, since May 2008. In 2008, he became the founding principal and President of Santoku, Inc., a private company that operates a fast-casual pizza concept under the name Pie Five Pizza Company. He also served as acting President and Chief Executive Officer of Mr. Goodcents Franchise Systems, Inc., the franchisor of Goodcents Deli Fresh Subs, from 2010 until December 2014. From 2001- 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time it operated nearly 2,000 restaurants in the United States and abroad. Prior to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, he was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned, which was responsible for developing 80 restaurants within a seven-state area from 1994-1998.

Director Qualifications

Mr. Goebel’s more than 40 years of experience in the retail, food service, and hospitality industries provides him with extensive business, operational, management, and leadership development experience, as well as unique insights into restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation, and strategic planning that qualify him to serve as a director.

10 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

MICHAEL J. HISLOP
Director Since 2011 Age: 64 Independent Audit and Nominating and Corporate Governance (Chair) Committees
Favorite Wingstop Flavor:

Mr. Hislop has been a member of our Board since October 2011. He has served as Chairman of Corner Bakery, a national bakery-cafe chain, since February 2006 and served as its Chief Executive Officer from February 2006 until October 2015. In addition, Mr. Hislop has been the Chairman of Il Fornaio since 2001, served as its Chief Executive Officer from 1998 until October 2015, and prior to that, he served as President and Chief Operating Officer of Il Fornaio beginning in 1995. Prior to Il Fornaio, he was Chairman and Chief Executive Officer for Chevys Mexican Restaurants, where he built the company’s infrastructure in preparation for taking it public. He has also served in a number of operating positions at El Torito Mexican Restaurants and T.G.I. Friday’s. In 2010, Mr. Hislop was recognized by the International Foodservice Manufacturers Association with the Silver Plate award, which pays tribute to the most outstanding and innovative talents in foodservice operations, and in 2013, he received Nation’s Restaurant News’ Golden Chain Award, an honor bestowed on those representing the very best that the restaurant industry has to offer.

Director Qualifications

Mr. Hislop’s experience as a chief executive officer and chief operating officer in the restaurant industry and vast knowledge of franchise operations provide him with valuable and relevant experience in operations, brand management, consumer strategy, and leadership of complex organizations, as well as extensive industry knowledge, and provide him with the qualifications and skills to serve as a director.

The Board of Directors recommends that you vote FOR each director nominee.

WINGSTOP INC. 2019 PROXY STATEMENT | 11

PROPOSAL 1—ELECTION OF DIRECTORS

Continuing Directors with Terms Expiring at the 2020 or 2021 Annual Meetings

The directors listed below will continue in office for the remainder of their terms and until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

CHARLES R. MORRISON
Director Since 2012 Age: 50 Not Independent
Favorite Wingstop Flavor:

Mr. Morrison has served as our President and Chief Executive Officer since June 2012, as our Chairman since March 2017, and a member of our Board since September 2012. Prior to joining Wingstop, he was Chief Executive Officer of Rave Restaurant Group, Inc., a publicly traded international pizza chain, from January 2007 to June 2012. Mr. Morrison has also held multiple senior leadership positions during his more than 20 years of restaurant experience, including serving as President of Steak & Ale and The Tavern Restaurants for Metromedia Restaurant Group, as well as various management positions at Kinko’s, Boston Market, and Pizza Hut.

Director Qualifications

Mr. Morrison’s extensive experience in the restaurant industry, including as a chief executive officer of a publicly traded restaurant company, and his service as our Chief Executive Officer, provide him with significant knowledge and understanding of the industry and our business.

Mr. Morrison’s term will expire at the annual meeting of stockholders to be held in 2021.

LYNN CRUMP-CAINE
Director Since 2017 Age: 62 Lead Independent Director Compensation Committee (Chair)
Favorite Wingstop Flavor:

Ms. Crump-Caine, is our Lead Independent Director and has been a member of our Board since January 2017. She is the founder and Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm. Ms. Crump-Caine previously served as Executive Vice President of the Worldwide Operations for McDonald’s until 2004, where her responsibility also included global supply chain, real estate development, and innovation worldwide. She previously held numerous executive level positions including Executive Vice President U.S., Restaurant Systems and Operations. Ms. Crump-Caine brings substantial public-company governance experience having served on several public company and nonprofit company boards. Her current directorships include Thrivent Financial and Advocate Aurora Health Care (previously Advocate Health Care, where she was past chair and compensation committee chair). Her former directorships include G&K Services and Krispy Kreme Doughnuts, Inc., where she chaired the Compensation Committee.

Director Qualifications

Ms. Crump-Caine’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, provides her with valuable and relevant experience in understanding complex operating systems, training, and brand development, as well as extensive industry knowledge. In addition, public company board service provides her with the experience, qualifications, and skills to serve as a director.

Ms. Crump-Caine’s term will expire at the annual meeting of stockholders to be held in 2020.

12 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

KILANDIGALU (KAY) M. MADATI
Director Since 2017 Age: 45 Independent Compensation and Nominating and Corporate Governance Committee
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Mr. Madati has been a member of our Board since March 2017. Kay currently serves as Head of Content Partnerships of Twitter, Inc. Mr. Madati previously served as Executive Vice President and Chief Digital Officer of BET Networks, a subsidiary of Viacom, Inc., that operates the leading cable channel targeting young African-American audiences from 2014 to late 2017. Prior to that, he was Head, Entertainment & Media, Global Marketing Solutions for Facebook, an online social media and social networking service, since 2011. Prior to that, Mr. Madati was Vice President, Audience Experience & Engagement, at CNN Worldwide, a television news channel, since 2008, where he helped build the network’s digital presence and served as a change agent for how the organization functioned and interacted with its audience. Prior to that, he served in various leadership roles with Community Connect, a social-networking company, Octagon Worldwide, a leader in sports entertainment marketing, and BMW of North America, a worldwide automaker.

Director Qualifications

Mr. Madati’s experience as a head of content partnerships, chief digital officer, and other senior executive leadership roles working with media companies across a broad spectrum of industries, and knowledge of complex marketing and audience engagement matters provide him with valuable and relevant experience in digital media, strategic planning, marketing, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

Mr. Madati’s term will expire at the annual meeting of stockholders to be held in 2021.

WESLEY S. MCDONALD
Director Since 2016 Age: 55 Independent Audit (Chair) and Nominating and Corporate Governance Committees
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Mr. McDonald has been a member of our Board since May 2016. From 2003 to 2017, he served as an officer of Kohl’s Corporation, where he oversaw financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit, and capital investment. He was promoted to Senior Executive Vice President, Chief Financial Officer in 2010 and to the principal officer position of Chief Financial Officer in 2015. Prior to joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation.

Director Qualifications

Mr. McDonald’s experience as a chief financial officer and in other senior executive leadership roles working with publicly traded consumer products companies, and knowledge of complex financial matters provide him with valuable and relevant experience in corporate administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

Mr. McDonald’s term will expire at the annual meeting of stockholders to be held in 2020.

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PROPOSAL 1—ELECTION OF DIRECTORS

KATE S. LAVELLE
Director Since 2019 Age: 53 Independent Audit Committee
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Ms. Lavelle has over 20 years of experience in finance and accounting, including 12 years in the restaurant and food service industry, and served on the board of directors of Sonic Corp. from January 2012 until December 2018. Previously, Ms. Lavelle served as the Executive Vice President and Chief Financial Officer of Dunkin’ Brands, Inc. from December 2004 until July 2010. Prior to that, she was Global Senior Vice President for Finance and Chief Accounting Officer of LSG Sky Chefs, a wholly owned subsidiary of Lufthansa Airlines, from January 2003 until

August 2004, and also served in various other management positions for LSG Sky Chefs from March 1998 until January 2003. She began her career at Arthur Andersen LLP where for more than 10 years she served as Senior Audit Manager in charge of administration of audits and other professional engagements. Ms. Lavelle has also served as a director of Swift & Company, an American food processing company, and Jones Lang LaSalle, a global financial and professional services firm.

Director Qualifications

Ms. Lavelle has significant experience as a chief financial officer and in other senior executive leadership roles in restaurants and other companies as well as experience serving as a director for a publicly traded restaurant company. She has knowledge of complex financial and accounting matters that provide her with valuable and relevant experience in corporate administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide her with the qualifications and skills to serve as a director.

Ms. Lavelle’s term will expire at the annual meeting of stockholders to be held in 2021.

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CORPORATE GOVERNANCE

Board Composition and Director Independence

The following table provides information about each director currently serving on our Board of Directors, including the director nominees.

				Committee Membership
Name	Independent	Director Since	Director Class (Expiration of Current Term)	Audit	Compensation	Nominating and Corporate Governance

Lynn Crump-Caine	✓	2017	Class II (2020)

Krishnan (Kandy) Anand	✓	2018	Class I (2019)	✓

David L. Goebel	✓	2017	Class I (2019)		✓	✓

Michael J. Hislop	✓	2011	Class I (2019)	✓

Kate S. Lavelle	✓	2019	Class III (2021)	✓

Kilandigalu (Kay) M. Madati	✓	2017	Class III (2021)		✓	✓
Wesley S. McDonald	✓	2016	Class II (2020)			✓

Charlie R. Morrison		2012	Class III (2021)

Lead Independent Director	Audit Committee Financial Expert	Chair	✓ Member

In August 2018, our Board appointed Mr. Anand as a Class I director and in March 2019, our Board appointed Ms. Lavelle to serve as a Class III director. The Nominating and Corporate Governance Committee recommended the appointment of each of Mr. Anand and Ms. Lavelle based on an extensive search for qualified independent director candidates.

We follow the director independence standards set forth in The Nasdaq Stock Market (“Nasdaq”) corporate governance standards and the federal securities laws. The Board has reviewed and analyzed the independence of each director based on this criteria and affirmatively determined that each of Mses. Crump-Caine and Lavelle and Messrs. Anand, Goebel, Hislop, Madati, and McDonald qualify as “independent.” In making this determination, the Board considered:

•	relationships and transactions involving directors or their affiliates or immediate family members that would be required to be disclosed as related party transactions and described under “Beneficial Ownership of the Company’s Securities—Certain Relationships and Related Party Transactions” beginning on page 29; and

•	other relationships and transactions involving directors or their affiliates or immediate family members that did not rise to the level of requiring such disclosure, of which there were none.

There are no family relationships between any of our directors or executive officers.

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CORPORATE GOVERNANCE

Director Skills and Experience

Our Nominating and Corporate Governance Committee regularly evaluates the skills, qualifications, and competencies identified as important for directors to provide effective oversight to our Company. The matrix bellow shows the areas of experience and expertise that our Nominating and Corporate Governance Committee have identified that our directors bring the Board.

	Krishnan (Kandy) Anand	Lynn Crump-Caine	David L. Goebel	Michael J. Hislop	Kate S. Lavelle	Kilandigalu (Kay) Madati	Wesley S. McDonald	Charles R. Morrison

Corporate Governance experience supports our goals of strong accountability, transparency, and shareholder-value protection	✓	✓	✓	✓	✓	✓	✓	✓
Diversity is an important value that enhances the Board’s decision making	✓	✓			✓	✓
Executive Management experience is important for leadership ability and talent development	✓	✓	✓ (CEO)	✓ (CEO)	✓	✓	✓	✓ (CEO)
Financial & Accounting experience is important for overseeing our financial reporting and internal controls and for evaluating our capital structure	✓		✓	✓	✓ (CFO)		✓ (CFO)	✓ (CFO)
International experience is valuable as the Company continues to extend its presence outside the U.S.	✓	✓	✓		✓			✓
Marketing experience is important in maintaining brand relevance and consumer engagement	✓	✓		✓		✓		✓
Operations experience is important for ensuring best practices and executing initiatives	✓	✓	✓	✓		✓	✓	✓
Restaurant Industry experience is important because it is the Company’s core business		✓	✓	✓	✓			✓
Retail Industry experience is relevant for understanding consumer behavior	✓		✓			✓	✓	✓
Risk Management experience is important for overseeing risks facing the Company	✓	✓	✓		✓	✓	✓	✓
Strategy is especially important for competing in a dynamic market	✓	✓	✓	✓	✓	✓	✓	✓
Technology experience is important for enhancing consumer experience and internal operations	✓					✓		✓

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Board Leadership Structure

Our Board is led by the Chairman of the Board, and the Board also has a Lead Independent Director. Our Bylaws provide that the Board appoints the Chairman of the Board to preside at all meetings of the Board and stockholders and perform such other duties and exercise such powers as our Bylaws or the Board may prescribe. Our Bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and our Chief Executive Officer in the manner it considers to be in the best interests of the Company. In accordance with our Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interests of the Company to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer, using its business judgment after considering all relevant circumstances.

Charlie Morrison has served as our President and Chief Executive Officer since June 2012 and as Chairman of the Board since March 2017. The Board currently has combined the positions of Chairman and Chief Executive Officer. The Board believes, at this time, that this structure is appropriate and in the best interests of the Company and its stockholders. Specifically, the Board acknowledges that Mr. Morrison has significant experience managing the Company’s business operations and the Board wants to preserve this continuity. Although the Board believes that this current leadership structure is appropriate at this time, the Board believes that there is no specific leadership structure that best applies to all companies, nor is there one specific leadership structure that would permanently suit our Company. As a result, the decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

The Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer of the Company also serves as Chairman of the Board, the Company will appoint a Lead Independent Director, who will preside over each executive session of the non-management directors. The primary role of the Lead Independent Director is to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer. The Lead Independent Director also assists the Chairman of the Board and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

Lynn Crump-Caine has served as Lead Independent Director since March 2017. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least twice each year without any non-independent directors or members of management being present. Ms. Crump-Caine presides at these meetings of our non-management directors and provides significant outside perspective and leadership. In 2018, the non-management directors met in executive sessions at each regularly scheduled meeting of the Board without any non-independent directors or members of management being present.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at http://ir.wingstop.com.

Succession Planning

Our Board leadership structure was the result of substantial succession planning efforts. Our Board has worked to recruit highly qualified directors and establish a board structure that meets the needs of the Company and its stockholders. As described above, Mr. Anand joined the Board in 2018 and Ms. Lavelle joined the Board in 2019. As a result of the Board’s succession planning efforts, our Board now consists of eight (8) members, all of whom are independent, with the exception of Mr. Morrison who serves as President, Chief Executive Officer, and Chairman.

The Board has overall responsibility for executive officer succession planning and discusses and reviews succession planning on a regular basis. In 2018, the Board established a formal emergency governance plan to address succession planning in the event of a crisis.

Meetings of the Board of Directors

During the fiscal year ended December 29, 2018, our Board met seven (7) times. All of our directors attended 100% of the total meetings held by the Board and any committee on which the director served during the period of the fiscal year that the director was a member of the Board. Each member of the Board that was a director at the time attended the annual meeting of stockholders in 2018, and we expect that each director will attend the Annual Meeting, absent a valid reason, despite no formal policy requiring attendance at annual meetings.

WINGSTOP INC. 2019 PROXY STATEMENT | 17

CORPORATE GOVERNANCE

Board Committees and Membership

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties, and responsibilities of these committees are described below.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) the integrity of our annual and interim financial statements; (ii) our internal financial reporting and compliance with our financial, accounting, and disclosure controls and procedures; (iii) the qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm; (iv) our independent registered public accounting firm’s annual audit of our financial statements and approving all audit and permissible non-audit services; (v) the performance of our internal audit function; (vi) our legal and regulatory compliance; (vii) reviewing press releases, financial information, and earnings guidance provided to analysts and rating agencies; (viii) the approval of related party transactions and (ix) annually reviewing the charter of the Audit Committee and the performance of the Audit Committee.

Our Board has affirmatively determined that Ms. Lavelle and Messrs. Anand, Hislop, and McDonald meet the definition of “independent director” for purposes of serving on an Audit Committee under applicable SEC and Nasdaq rules. In addition, Ms. Lavelle and Mr. McDonald each qualifies and has been designated as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. Under the terms of the Audit Committee Charter, the Audit Committee may form subcommittees and delegate its authority to those subcommittees as it deems appropriate. The Audit Committee held five (5) meetings during the 2018 fiscal year.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) setting the overall compensation philosophy, strategy, and policies for our executive officers and directors; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other key employees and evaluating performance in light of those goals and objectives; (iii) reviewing and determining the compensation of our directors, Chief Executive Officer, and other executive officers; (iv) making recommendations to the Board of Directors with respect to our incentive and equity-based compensation plans; (v) reviewing and approving compensatory agreements and other similar arrangements between us and our executive officers and (vi) annually reviewing the charter of the Compensation Committee and the performance of the Compensation Committee.

Our Board has affirmatively determined that Ms. Crump-Caine and Messrs. Goebel and Madati meet the definition of “independent director” for purposes of serving on a compensation committee under applicable SEC and Nasdaq rules, as well as the definition of “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act.

Our Board has adopted a written charter for the Compensation Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. The Compensation Committee held five (5) meetings during the 2018 fiscal year.

Under the terms of the Compensation Committee charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on certain matters. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our named executive officers is contained in “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters: (i) recommending to the Board the qualifications, qualities, skills, and expertise required for Board membership; (ii) identifying potential members of the Board consistent with the criteria approved by our Board and selecting and recommending to the Board the director nominees for election at annual meetings of stockholders or otherwise filling vacancies; (iii) evaluating and making recommendations regarding the structure, membership, and governance of the

18 | WINGSTOP INC. 2019 PROXY STATEMENT

CORPORATE GOVERNANCE

committees of the Board; (iv) developing and making recommendations to the Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us; (v) overseeing the annual review of the Board’s performance and (vi) annually reviewing the charter of the Nominating and Corporate Governance Committee and the performance of the Nominating and Corporate Governance Committee.

Our Board has affirmatively determined that Messrs. Goebel, Hislop, Madati, and McDonald meet the definition of “independent director” for purposes of serving on a nominating and corporate governance committee under applicable SEC and Nasdaq rules.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. Under the terms of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee may form subcommittees and delegate its authority to those subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee held four (4)  meetings during the 2018 fiscal year.

Board Oversight of Long-Term Growth Strategy

Our Board is responsible for overseeing our Company’s strategy for creating long-term growth. The Board recognizes that the restaurant industry is extremely competitive and rapidly evolving and that to generate long-term growth our strategy must allow us to quickly adapt to meet the demands of our customers. Our growth strategy, which has been reviewed by our Board and was designed with significant input and oversight from our Board, consists of, among other things, three pillars:

(1)	Brand awareness and innovation through a thoughtful and targeted national advertising campaign, expanding and improving our digital technologies and capabilities, and rolling out delivery nationwide.

(2)

Optimizing return on investment through cost of goods mitigation (e.g., our strategic partnership with Performance Food Group), identifying and implementing operating efficiencies, and building a strategic plan to leverage scale.

(3)	Global unit expansion through fortressing efforts in key U.S. markets, continuing international expansion, and entering non-traditional locations (e.g., airports, sports arenas, casinos, etc.).

Our management team and the Board regularly review and adjust our strategy to ensure that it is designed to accomplish long-term growth.

Risk Oversight

Our Board is responsible for overseeing our risk management, including risks related to cybersecurity. The Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. Our management is responsible for day-to-day risk management, including identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels. Management keeps the Board apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with the responsibility of evaluating risks associated with specific elements of the Company’s business, operations, or governance, or with evaluating management’s assessments of these risks. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee.

Audit Committee

The Audit Committee is responsible for risk assessment and risk management and ensuring appropriate disclosure of risk factors in the Company’s public filings. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, or control such exposures.

Compensation Committee

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s executive management. The Compensation Committee accomplishes this duty by assessing the risks associated with each of the compensation plans used by the Company, including not only those plans applicable to executive officers, but also plans applicable to other employees. The Compensation Committee also receives advice from FW Cook, its independent compensation consultant, regarding compensation-based risk issues.

WINGSTOP INC. 2019 PROXY STATEMENT | 19

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and oversees the annual self-evaluation of the Board and its committees.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board nominees for director and to identify one or more candidates to fill any vacancies that may occur on the Board. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Company seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience, and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve.

The Company is committed to fostering an environment of diversity and inclusion, including among its Board members. Therefore, in considering director nominees, the Nominating and Corporate Governance committee considers candidates who represent a mix of backgrounds, diversity of race, ethnicity, gender, age, skills, and professional experiences that enhance the quality of the deliberations and decisions of the Board, in the context of the perceived needs of the structure of the Board at that point in time. Three of our eight Board members are minorities, and two Board members are women.

Directors are selected for their integrity, character, independent judgment, breadth of experience, insight, knowledge, and business acumen. As shown in the matrix under “Director Skills and Experience” above, the Nominating and Corporate Governance Committee also considers a director’s experience with corporate governance, executive management, finance and accounting matters, international operations, marketing, restaurant operations and the restaurant and retail industries, risk management, strategy, and technology. Leadership skills, franchise knowledge, familiarity with issues affecting global businesses, prior experience in the Company’s geographic markets, and expertise in capital markets, among others, may also be among the relevant selection criteria. In addition, the Company strives to maintain a Board that reflects a diversity of experience and personal backgrounds. These criteria will vary over time depending on the needs of the Board. Accordingly, the

Board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

Under its charter, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for Board nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director. The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time, and the Nominating and Corporate Governance Committee will evaluate a Board candidate’s other commitments as part of its selection criteria.

In developing recommendations for new director candidates, the Nominating and Corporate Governance Committee identifies potential individuals whose qualifications and skills reflect those desired by the Board, and evaluates and recommends to the Board all nominees for Board membership as specified in the committee’s charter.

Stockholder Recommendation of Director Candidates

Pursuant to our policy on stockholder nominees, stockholders wishing to recommend candidates to be nominated for election to the Company’s Board may do so by sending to the attention of the Secretary at the address provided in this Proxy Statement a statement setting forth the information required by the advance notice provision in the Company’s Bylaws. Stockholder recommendations provided to the Secretary and received in accordance with the advance notice provision in the Company’s Bylaws will be considered and evaluated by the Nominating and Corporate Governance Committee in the same manner as candidates recommended from other sources. Our Nominating and Corporate Governance Committee has not established a minimum number of shares of common stock that a stockholder must own, or a minimum length of time during which the stockholder must own its shares of common stock, in order to recommend a director candidate for consideration.

20 | WINGSTOP INC. 2019 PROXY STATEMENT

CORPORATE GOVERNANCE

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Executive Sessions of Non-Management Directors

The independent directors meet in executive session, without any non-independent directors or members of management present, at least twice each year. Because the Chairman of the Board is not an independent director, our Lead Independent Director presides at such sessions.

Board and Committee Self-Evaluation

The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance. As part of this process, each director individually completes an evaluation form on specific aspects of the Board, including the Board’s composition, the culture of the Board, committee structure, the Board’s relationship with management, Board meetings, and the Board’s oversight of strategy, risk, and other aspects of the Company’s business. The collective responses are then reviewed by the chair of the Nominating and Corporate Governance Committee. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier and develops actions to be taken to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process. Further, individual Board members evaluate themselves and each other based on the criteria set forth in the matrix under “Director Skills and Experience” on page 16. Ms. Lavelle joined our Board in March 2019, and, as a result, did not participate in the 2018 self-evaluation process.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all directors and employees, including our executive and financial officers, and constitutes a “code of ethics” for purposes of Item 406(b) of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at http://ir.wingstop.com and is available in print upon request from our Corporate Secretary. To the extent required by law, any amendments to, or waivers of, the Code of Business Conduct and Ethics with respect to one of our executive officers or directors will be disclosed on our website promptly following the date of such amendment or waiver.

Insider Trading Compliance Policy; Prohibition on Hedges and Pledges

We have an insider trading compliance policy that prohibits the purchase or sale of our securities while being aware of material, non-public information about the Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading compliance policy also prohibits our directors, executive officers, and employees from engaging in hedging activities or other short-term or speculative transactions in the Company’s securities such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading compliance policy prohibits certain senior officers and all of our directors from pledging our stock or using it as loan collateral or as part of a margin account.

Stock Ownership Guidelines for Directors and Officers

In 2017, we adopted meaningful stock ownership guidelines that apply to our directors and officers, which provide that each officer must own a multiple of annual base salary in our common stock or qualifying derivatives and each independent director must own a multiple of the annual cash director retainer in our common stock or qualifying derivatives. The following table summarizes the requirements of our stock ownership guidelines:

Title	Stock Ownership Requirement

Chief Executive Officer	Five (5) times annual base salary

Independent Director	Four (4) times annual cash director retainer

Executive and Senior Vice Presidents	Two (2) times annual base salary

Vice President	One (1) times annual base salary

WINGSTOP INC. 2019 PROXY STATEMENT | 21

CORPORATE GOVERNANCE

Clawback Policy

We maintain a robust clawback policy for incentive compensation paid to current or former executive officers. Our 2015 Omnibus Equity Incentive Plan (the “2015 Omnibus Plan”) authorizes the Compensation Committee to provide for the forfeiture or recoupment of a participant’s awards in certain situations, such as the termination of the participant’s employment for cause, serious misconduct, breach of noncompetition, confidentiality or other restrictive covenants, or other activity detrimental to our business, reputation, or interests. If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover from any current or former executive officer any payment in settlement of an award earned or accrued during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended December 29, 2018 were Ms. Crump-Caine (Chair), Mr. Goebel, and Mr. Madati. None of these individuals is or has at any time during the past year been an officer or employee of ours. During the 2018 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the Lead Independent Director, or other individual director may do so by writing to such director or group of directors at: 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240 to the attention of the Secretary.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board of Directors. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

The Secretary will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal, or similarly unsuitable. The Secretary will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Secretary to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.

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CORPORATE GOVERNANCE

Social and Environmental Responsibility—The Wingstop Way

At Wingstop, our mission is “To Serve the World Flavor.” It is a mission that we undertake quite literally with our eleven bold, distinctive flavors of chicken wings: Original Hot, Cajun, Atomic, Mild, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, Spicy Korean Q®, and Mango Habanero. But, beyond the literal sense, Wingstop believes that it is its responsibility to serve all of our stakeholders, including our guests, employees, franchisees, stockholders, business associates, and the communities in which we operate, by enhancing their lives though their interaction with our great brand.

Our social and environmental initiatives are an integral part of how we operate and reflect our Company culture by embodying our core values of being Service Minded, Authentic, Fun, and Entrepreneurial. We attempt to fulfill our social and environmental responsibilities in many ways, including by adhering to the beliefs set forth below.

Focus Area	What We Believe and Do
Business

We believe in demonstrating that we are a responsible and ethical business partner by conducting our business based on our Code of Business Conduct and Ethics, which emphasizes conducting all business relationships with honesty, integrity, and respect. We value diversity in all its forms, including diversity of thought and embracing healthy conflict to arrive at thoughtful business decisions that are good for our bottom line and consistent with our core values.

People

We believe in fostering an inclusive and diverse work environment that enables all of our employees to achieve and contribute. Wingstop has a highly engaged workforce that far exceeds the industry average as measured by a third-party benchmarking survey. Wingstop has been named a Certified Great Place to Work for three years in a row, and was also recognized by Best & Brightest of DFW for four years in a row. We are dedicated to a Talent Development and Performance Management Process aimed at ensuring each of our employees has a personal professional development plan to guide them through opportunities and creating their futures at Wingstop. We have conducted training in unconscious biases to help ensure that we treat all of our guests respectfully and that our hiring and labor practices are fair. We participate in the Women’s Foodservice Forum, an organization dedicated to accelerating the advancement of women leaders in the food industry. We support college and university internship programs throughout the year, and several interns have gone on to join us as Wingstop employees.

Community

We believe in strengthening the communities in which we operate by providing all employees with paid time off to volunteer at charitable organizations through a quarterly Day of Giving. This year, Wingstop employees donated their time to serve local organizations such as the Genesis Women’s Shelter & Support, the North Texas Food Bank, and The Bridge Homeless Recovery Center, Salvation Army Social Services Center, and Dallas Animal Services. We also participate in the Corporate Work Study Programs of Cristo Rey Dallas College Prep and Cristo Rey Fort Worth High School, Catholic high schools that educate young people of limited economic means, allowing them to fund the majority of their education by spending one day a week working at a sponsoring employer in the community. In 2016, we established the Wingstop Foundation, renamed Wingstop Charities, a 501(c)(3) nonprofit corporation dedicated to engaging our youth in the pursuit of their passions. Wingstop Charities encompasses youth and anything they are passionate about, ranging from education, arts, sports, career development and more. Another segment of Wingstop Charites is the Team Member Foundation, which supports Wingstop team members across America who are experiencing a financial hardship due to an emergency. Since its inception, Wingstop Charities has donated more than $100,000 to these worthy causes.

WINGSTOP INC. 2019 PROXY STATEMENT | 23

CORPORATE GOVERNANCE

Focus Area	What We Believe and Do
Environment

We believe in minimizing our environmental impact and carbon emissions through improvements at our Company-owned and franchised restaurants. Each new Wingstop restaurant in the U.S. is designed and built in an environmentally consciousness way. Much of our kitchen equipment, including fryers, water heaters, and line refrigeration units are ENERGYSTAR® or similar specification rated. Additionally, all refrigeration is CFC and HCFC-free. We specify LED lighting in our restaurants, which uses only about ten percent of the energy required by incandescent lighting. We only use Zero VOC paints and floor stains, and low VOC wood stains. Our iconic metal wall finishes are made from 100% recycled materials. Additionally, we recommend high efficiency roof top units for all HVAC. At our corporate office, we have implemented paper recycling and eSignature processes for all of our franchising contracts and disclosures. Additionally, we have been furnishing our proxy statement to our stockholders electronically since 2017 in order to reduce the environmental impact of our annual meeting.

Director Compensation

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate non-employee directors with a combination of cash and equity awards as described below. Mr. Morrison receives no compensation for his service on the Board.

The Compensation Committee periodically reviews the director compensation program and recommends proposed changes for approval by the Board. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each director not employed by Wingstop in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees, and market data prepared by its independent consultant, FW Cook. The following table sets forth the cash component of our non-employee director compensation policy:

Recipient(s)	Annual Cash Compensation ($)
Non-employee directors	50,000
Lead independent director	15,000
Audit committee chair	15,000
Audit committee members (excluding chair)	2,500
Compensation committee chair	10,000
Compensation committee members (excluding chair)	2,500
Nominating and corporate governance committee chair	5,000
Nominating and corporate governance committee members (excluding chair)	2,500

In addition to the annual cash retainers set forth above, each of our non-employee directors is entitled to receive an annual equity award consisting of a number of shares of restricted stock having a total fair market value of $50,000 on the date of grant, with the date of grant being the date of our annual meeting of stockholders, and such shares of restricted stock vesting in equal installments over a three (3) year period. The 2015 Omnibus Plan limits the value of non-employee director equity awards to $400,000 per fiscal year per non-employee director.

Under our non-employee director compensation policy, we also reimburse directors for all reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with Board and committee meetings.

24 | WINGSTOP INC. 2019 PROXY STATEMENT

CORPORATE GOVERNANCE

The following table sets forth information concerning the fiscal year 2018 compensation of our non-employee directors that served during any part of 2018. Because Charlie Morrison serves as our President and Chief Executive Officer, he did not receive additional compensation for his service as Chairman of the Board or as a director during 2018. See “Executive Compensation—Summary Compensation Table” for information concerning the compensation paid to Charlie Morrison during 2018.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)		All Other Compensation ($)(3)	Total ($)

Directors and Director Nominees

Krishnan (Kandy) Anand	26,250	(4)	43,200	(5)	—	69,450

Lynn Crump-Caine	75,000	(6)	50,000	(7)	1,930	126,930

David L. Goebel	55,000	(8)	50,000	(7)	818	105,818

Michael J. Hislop	59,375	(9)	50,000	(7)	50,207	159,582

Kate S. Lavelle(10)	—		—		—	—

Kilandigalu (Kay) M. Madati	53,125	(11)	50,000	(7)	1,930	105,055

Wesley S. McDonald	67,500	(12)	50,000	(7)	4,134	121,634

(1)

Amounts shown do not reflect compensation actually received by the applicable director. Rather, the amounts represent the approximate aggregate grant date fair value of restricted stock granted to such director in 2018, computed in accordance with ASC 718, with the exception that the amounts shown assume no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2018 (the “Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019.

(2)	The aggregate number of unvested restricted stock awards held by each director listed in the table above as of December 29, 2018 was as follows:

Name	Unvested Shares of Restricted Stock
Directors and Director Nominees
Krishnan (Kandy) Anand	880
Lynn Crump-Caine	2,164
David L. Goebel	2,005
Michael J. Hislop	2,815
Kate S. Lavelle	—
Kilandigalu (Kay) M. Madati	2,164
Wesley S. McDonald	2,815

(3)

Represents dividend equivalent cash payments for unvested shares of restricted stock in connection with regular quarterly dividends and, with respect to Mr. Hislop, a $46,073 dividend equivalent cash payment with respect to his outstanding stock options in connection with special dividends paid to our stockholders during fiscal year 2018.

(4)	Represents the cash retainer fees paid to Mr. Anand for services as a director and a member of the Audit Committee from August 2018 through the remainder of the 2018 fiscal year.

(5)

Represents the fair market value of an award of 880 shares of restricted stock granted on August 1, 2018. These shares of restricted stock will vest in ratable annual installments on each of May 3, 2019, May 3, 2020, and May 3, 2021.

(6)

Represents the cash retainer fees paid to Ms. Crump-Caine for services as (i) a director, (ii) chair of the Compensation Committee, and (iii) the Lead Independent Director, each for the entire 2018 fiscal year.

WINGSTOP INC. 2019 PROXY STATEMENT | 25

CORPORATE GOVERNANCE

(7)

Represents the approximate fair market value of an award of 1,021 shares of restricted stock granted on May 1, 2018. These shares of restricted stock will vest in equal annual installments on each of May 3, 2019, May 3, 2020, and May 3, 2021.

(8)

Represents the cash retainer fees paid to Mr. Goebel for services (i) as a director and a member of the Nominating and Corporate Governance Committee for the entire 2018 fiscal year, (ii) as a member of the Audit Committee from the beginning of the 2018 fiscal year through August 1, 2018, and (iii) as a member of the Compensation Committee from August 1, 2018 through the remainder of the 2018 fiscal year.

(9)

Represents the cash retainer fees paid to Mr. Hislop for services (i) as a director, a member of the Audit Committee, and the chair of the Nominating and Corporate Governance Committees for the entire 2018 fiscal year, and (ii) as a member of the Compensation Committee from the beginning of the 2018 fiscal year through August 1, 2018.

(10)

Ms. Lavelle joined our Board on March 7, 2019, at which time she received an award of 130 shares of restricted stock as compensation for her service on the Board through the Annual Meeting and to align her interests with those of our stockholders.

(11)

Represents the cash retainer fees paid to Mr. Madati for services (i) as a director and a member of the Nominating and Corporate Governance Committee for the entire 2018 fiscal year and (ii) as a member of the Compensation Committee from August 1, 2018 through the remainder of the 2018 fiscal year.

(12)

Represents the cash retainer fees paid to Mr. McDonald for services as a director, Audit Committee chair, and a member of the Nominating and Corporate Governance Committee for the entire 2018 fiscal year.

In addition to the foregoing, we are party to a change-in-control bonus award agreement with Mr. Hislop. Under this agreement, a cash bonus is payable to Mr. Hislop upon the consummation of a change-in-control so long as he remains a director or is an employee at the time of the change-in-control. The cash bonus calculation is determined by multiplying the aggregate amount of Mr. Hislop’s covered securities by $0.82 (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations). Further, no cash bonus is payable if the per share consideration paid for our common stock in the change-in-control transaction is equal to or less than $2.72.

26 | WINGSTOP INC. 2019 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2019, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within sixty (60) days of April 15, 2019. With respect to the different types of awards that we issue under our incentive plans:

•	Shares underlying service-based stock options are deemed beneficially owned by a person if that person has the right to acquire such shares upon exercise of the stock option or the person would have the right to acquire such shares upon exercise of the stock option within sixty (60) days of April 15, 2019, assuming that person continues to provide services to us during such time.

•	Shares underlying performance-based stock options are deemed beneficially owned by a person if that person has the right to acquire such shares upon exercise of the stock option. A person is not deemed to beneficially own shares underlying an unvested portion of a performance-based stock option even if the performance-based stock option may vest within sixty (60) days of April 15, 2019 because the satisfaction of the applicable performance conditions is outside of the person’s control.

•	Shares of restricted stock are deemed beneficially owned by a person without regard to vesting conditions because under the terms of our long-term incentive plans and form of restricted stock award agreement a person who holds shares of restricted stock is entitled to vote such stock even if it has not vested.

•	Shares underlying service-based restricted stock units are deemed beneficially owned by a person if the units will vest and convert into shares within sixty (60) days of April 15, 2019, assuming that person continues to provide services to us during such time.

•	Shares underlying performance-based restricted stock units will not be deemed beneficially owned by a person even if the performance-based restricted stock unit may vest within sixty (60) days of April 15, 2019 because the satisfaction of the applicable performance conditions is outside of the person’s control.

Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to community property laws where applicable.

WINGSTOP INC. 2019 PROXY STATEMENT | 27

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The applicable percentage ownership is based on 29,399,276 shares of common stock outstanding at April 15, 2019, which includes shares of unvested restricted stock that are or were subject to vesting conditions.

	Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Number(2)	Equity Awards Exercisable or Convertible within 60 days	% of Class

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	4,221,568	—	14.4%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	3,006,223	—	10.2%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MA 21202	2,208,706	—	7.5%

Non-Employee Directors:

Krishnan (Kandy) Anand(6)	880	—	*

Lynn Crump-Caine(7)	3,395	—	*

David L. Goebel(8)	2,252	—	*

Michael J. Hislop(9)	19,223	—	*

Kate S. Lavelle(10)	130	—	*

Kilandigalu (Kay) M. Madati(11)	2,735	—	*

Wesley S. McDonald(12)	4,689	—	*

Named Executive Officers:

Lawrence D. Kruguer(13)	29,246	26,315	*

Darryl R. Marsch(14)	13,123	5,618	*

Charles R. Morrison(15)	208,823	99,825	*

Stacy Peterson(16)	48,562	—	*

Michael J. Skipworth(17)	12,881	5,450	*

All directors and current executive officers as a group (13 persons)	305,532	137,208	1.0%
*	Less than one percent of Common Stock outstanding.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Wingstop Inc., 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240.

(2)	This column includes the amounts reported in the “Equity Awards Exercisable or Convertible within 60 days” column.

(3)

Amount reported is based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. As reported therein, BlackRock, Inc. has sole voting power with respect to 4,153,980 shares, shared voting power with respect to 0 shares, sole investment power with respect to 4,221,568 shares, and shared investment power with respect to 0 shares.

(4)

Amount reported is based solely on the Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. As reported therein, The Vanguard Group has sole voting power with respect to 57,828 shares, shared voting power with respect to 4,081 shares, sole investment power with respect to 2,947,174 shares, and shared investment power with respect to 59,049 shares.

(5)

Amount reported is based solely on the Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. As reported therein, T. Rowe Price Associates, Inc. has sole voting power with respect to 378,183 shares, shared voting power with respect to 0 shares, sole investment power with respect to 2,208,706 shares, and shared investment power with respect to 0 shares.

28 | WINGSTOP INC. 2019 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

(6)	Includes 880 shares of unvested restricted stock, with respect to which Mr. Anand has sole voting power but no investment power.

(7)	Includes 2,164 shares of unvested restricted stock, with respect to which Ms. Crump-Caine has sole voting power but no investment power.

(8)	Includes 2,005 shares of unvested restricted stock, with respect to which Mr. Goebel has sole voting power but no investment power.

(9)

Includes 2,815 shares of unvested restricted stock and 15,505 shares of common stock held by The Hislop Revocable Trust u/a/d 12/19/1997 (the “Hislop Trust”). Mr. Hislop is a co-trustee of the Hislop Trust, the beneficiary of which is a member of Mr. Hislop’s immediate family. As such, Mr. Hislop may be deemed to share voting and investment power with respect to all of the shares held by the Hislop Trust. Mr. Hislop has sole voting and no investment power with respect to his shares of unvested restricted stock.

(10)	Includes 130 shares of unvested restricted stock, with respect to which Ms. Lavelle has sole voting power but no investment power.

(11)	Includes 2,164 shares of unvested restricted stock, with respect to which Mr. Madati has sole voting power but no investment power.

(12)	Includes 2,815 shares of unvested restricted stock, with respect to which Mr. McDonald has sole voting power but no investment power.

(13)

Includes 2,931 shares of unvested restricted stock, with respect to which Mr. Kruguer has sole voting power but no investment power. Also includes 26,315 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 15, 2019.

(14)

Includes 5,618 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 15, 2019. Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

(15)	Includes 99,825 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 15, 2019.

(16)	Ms. Peterson resigned from the Company effective March 15, 2019. Reflects Ms. Peterson’s beneficial ownership as of March 18, 2019.

(17)	Includes 5,450 shares issuable upon the exercise of stock options that are exercisable within 60 days of April 15, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports so filed. Based solely on a review of copies of such reports received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors, and 10% stockholders were timely met.

Certain Relationships and Related Party Transactions

Since December 30, 2017, there have not been any transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).

Policies and Procedures With Respect to Related Party Transactions

In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving Related Party Transactions. When considering proposed Related Party Transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders. In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform the General Counsel of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, director, or related person has a direct or indirect material interest.

WINGSTOP INC. 2019 PROXY STATEMENT | 29

PROPOSAL 2— RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2019, on March 6, 2019, our Audit Committee approved the dismissal of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm and approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019 and to prepare a report on such audit. On March 11, 2019, KPMG completed its standard client acceptance procedures and executed an engagement letter, formally accepting the engagement to be the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019.

The reports of E&Y on the Company’s consolidated financial statements as of and for the Company’s fiscal years ended December 30, 2017 and December 29, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 30, 2017 and December 29, 2018 and the subsequent interim period through March 6, 2019, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, any of which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in connection with its reports; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 30, 2017 and December 29, 2018 and the subsequent interim period through March 11, 2019, neither the Company nor anyone on its behalf consulted with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 28, 2019. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

Information regarding fees paid to E&Y during fiscal year 2018 and fiscal year 2017 is set out below in “Fees Billed by Independent Registered Public Accounting Firm” on page 32.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

30 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for, among other things, reviewing with our independent registered public accounting firm the scope and results of their audit engagement. In connection with the audit for the fiscal year ended December 29, 2018, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Wingstop to be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, including the selection, application, and disclosure of the critical accounting policies of the Company;

•	discussed with E&Y the matters required by the statement of Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y their independence.

Management is primarily responsible for Wingstop’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Wingstop in accordance with generally accepted accounting principles (GAAP). Our independent registered public accounting firm is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of E&Y included in their report to the financial statements of Wingstop.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

Submitted by the Audit Committee (as of the fiscal year ended December 29, 2018):

Wesley S. McDonald (Chair)

Krishnan Anand

Michael J. Hislop

WINGSTOP INC. 2019 PROXY STATEMENT | 31

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by E&Y during the fiscal years ended December 29, 2018 and December 30, 2017:

	E&Y

Name	Fiscal Year 2018	Fiscal Year 2017
Audit Fees(1)	$784,035	$672,250
Audit-Related Fees(2)	2,000	2,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$786,035	$674,250

(1)

Audit fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit fees also include fees associated with the review of filings made with the SEC.

(2)	Audit-related fees include amounts billed for an annual membership to E&Y’s online accounting research tool.

(3)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review, and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	E&Y did not provide any “other services” during the relevant periods.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y in fiscal years 2018 and 2017 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

32 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 3— ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests, and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion related thereto.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. We expect that the next stockholder advisory vote to approve executive compensation will occur at the 2020 Annual Meeting of Stockholders.

Vote Required

The approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this Proxy Statement.

WINGSTOP INC. 2019 PROXY STATEMENT | 33

EXECUTIVE OFFICERS

Below is information regarding each of our current executive officers. Executive officers are elected annually by the Board to serve at the Board’s discretion until their successor is duly elected and qualified or until their earlier death, resignation, or removal. There are no family relationships between any of our directors or executive officers.

Name	Age	Executive Officer Since	Title
Charles R. Morrison	50	2012	Chairman of the Board, Chief Executive Officer, and President
Maurice Cooper	39	2018	Executive Vice President and Chief Growth and Experience Officer
Madison A. Jobe	64	2017	Senior Vice President and Chief Development Officer
Lawrence D. Kruguer	53	2015	Executive Vice President and Chief Operating Officer
Darryl R. Marsch	53	2016	Senior Vice President, General Counsel, and Secretary
Michael J. Skipworth	41	2017	Executive Vice President and Chief Financial Officer

Charles R. Morrison serves as our Chief Executive Officer, President, and Chairman of the Board. His business experience is discussed above in “Proposal 1—Election of Directors—Continuing Directors with Terms Expiring at the 2020 or 2021 Annual Meetings.”

Maurice Cooper has served as our Chief Growth & Experience Officer since March 2019 and is responsible for overseeing our global marketing strategy and execution in addition to the end-to-end guest experience. Previously, Mr. Cooper held the position of Chief Marketing Officer at Wingstop beginning in June 2018. Before joining Wingstop, Mr. Cooper served as global vice president of the Holiday Inn Brand Family at InterContinental Hotels Group from May 2013 to June 2018. Mr. Cooper’s previous background in building brands extends to The Coca-Cola Company, where he was a General Manager in Venturing and Emerging Bands, driving the development and scale of brands such as Honest Tea, Illy Coffee, and Zico. He led the Coke Zero brand through one of its most substantial periods of growth, and also served as brand manager for several of the company’s multi-billion dollar, flagship brands including Coca-Cola and Sprite.

Madison A. Jobe joined the Company as our Chief Development Officer in March 2017. Prior to joining Wingstop, he worked as Chief Operating Officer at

Watermill Express, LLC from April 2016 to March 2017. He was CEO/Founder & Principal of Development Strategies International, an advisory and consulting firm, from January 2015 to April 2016. Prior to that, he was with Dickey’s Barbecue Restaurants, Inc. as Senior Vice President of International and Non-traditional Development from August 2014 to October 2014 and Vice President of Franchise Development from April 2014 to August 2014. Mr. Jobe held several positions with Pizza Inn Holdings, Inc. (now known as Rave Restaurant Group, Inc.) from February 2009 through February 2014, including Senior Vice President, Chief Development Officer, and Chief Operating Officer, as well as various management positions at Ruby Restaurant Group, Shakey’s Inc., Red Robin International, Inc., and Fuddruckers, Inc.

Lawrence D. Kruguer has served as our Chief Operating Officer since January 2018. Prior to that, he served as our President of International Operations from June 2015 to January 2018. Prior to joining Wingstop, Mr. Kruguer was at Wendy’s International, where he served as Vice President, International Joint Ventures from October 2014 to June 2015, Vice President, International Business Development and Finance from January 2010 to October 2014 and Vice President, International Marketing from October 2007 to January 2010. Prior to that, he was the President and Managing Partner of Prontowash USA, a

34 | WINGSTOP INC. 2019 PROXY STATEMENT

EXECUTIVE OFFICERS

global car wash services company, from January 2002 to October 2007. From October 1998 to August 2001, he served as Vice President, Marketing and Strategic Alliances for SportsLine.com, a CBS Sports affiliate. Mr. Kruguer has also held management positions with Alamo-Autonation and American Express.

Darryl R. Marsch has served as our General Counsel since July 2016. He joined Wingstop from the law firm of Womble Carlyle Sandridge & Rice, LLP, a large business law firm, where he practiced securities, franchise, and corporate law since October 2015. Prior to that, he served as Senior Vice President, General Counsel, and Secretary of Krispy Kreme Doughnuts, Inc., a publicly traded franchisor of doughnuts shops in the U.S. and 25 countries internationally, since May 2007. Prior to Krispy Kreme, Mr. Marsch spent over eight years as Senior Counsel at R.J. Reynolds and was an associate at Jones Day, a leading international law firm, for seven years. Mr. Marsch has over 25 years of legal experience and 10 years of experience in the restaurant industry. Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

Michael J. Skipworth has served as our Chief Financial Officer since August 2017. He joined Wingstop in December 2014 as Vice President, Corporate Controller, and served as Vice President of Finance from January 2016 to June 2017. In June 2017, Mr. Skipworth was appointed as our interim Chief Financial Officer and served in that role until his appointment as Chief Financial Officer in August 2017. From September 2010 to November 2014, he served as Vice President, Corporate Controller at Cardinal Logistics Holdings, LLC, where he was promoted to Senior Vice President of Finance and Accounting, serving in that role until he joined Wingstop. Previously, Mr. Skipworth was an audit senior manager at KPMG LLP. He is a certified public accountant.

WINGSTOP INC. 2019 PROXY STATEMENT | 35

PROPOSAL 4— EMPLOYEE STOCK PURCHASE PLAN

On March 7, 2019, upon recommendation of the Compensation Committee, our Board adopted the Wingstop Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” or the “ESPP”), subject to the approval of our stockholders. The ESPP is intended to provide participating employees with an opportunity to purchase shares of the Company’s common stock at a discount and possibly with favorable tax consequences. Our Board believes that the ESPP promotes the interests of the Company and its stockholders by attracting, retaining and motivating talented employees and aligning the interests of participating employees with those of our stockholders. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be treated as such for U.S. federal tax purposes. The ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The following is a summary of certain material terms and conditions of the ESPP. The following summary is qualified in its entirety by reference to the full text of the ESPP, which is attached to this Proxy Statement as Annex A and is incorporated herein by reference. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the ESPP.

Summary of the ESPP

Purpose. The purpose of the ESPP is to provide an opportunity to our employees to purchase shares of our common stock and to assist in retaining our current employees and securing and retaining new employees, thereby enhancing employee interest in the continued success and progress of the Company. The rights to purchase shares of the Company’s common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

Stock Subject to ESPP. Subject to the terms of the ESPP, an aggregate of 500,000 shares of common stock will be reserved for issuance under the ESPP. If Options granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such Options will again become available for issuance under the ESPP.

As of April 15, 2019, the closing price of a share of common stock on the NASDAQ Stock Market was $76.82. As of the date hereof, no shares of common stock have been issued under the ESPP.

Administration. The Board has designated the Compensation Committee of the Board to administer the ESPP. The Committee may delegate to officers of the Company, pursuant to a written resolution and to the extent permitted by applicable law, the authority to perform specified functions under the ESPP. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

Offerings. The ESPP will be implemented by Offerings of Options to all eligible employees from time to time by the Committee. Unless otherwise designated by the Committee in accordance with the terms of the ESPP, Offerings under the ESPP will run for consecutive Offering Periods of approximately six months in duration, with new Offering Periods commencing on the 15th day following the close of the Company’s trading window, pursuant to its insider trading compliance policy, for the second and fourth fiscal quarters of each year (or such other times as determined by the Committee or its designee), with each Offering Period ending on the last Trading Day immediately preceding the start of the next succeeding Offering Period. The first Offering Period under the Plan will be the Offering Period commencing on the 15th day following the close of the Company’s trading window, pursuant to its insider trading compliance policy, for the second fiscal quarter of 2019. The Committee (or its designee) will have the authority to change the duration (subject to the limitations set forth in Section 423 of the Code), frequency, start and end dates of future Offering Periods.

36 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 4—EMPLOYEE STOCK PURCHASE PLAN

Eligibility. Subject to certain exceptions set forth in the ESPP, including as described below, any employee who (i) is customarily employed at least 20 hours per week by the Company or any of its subsidiaries, (ii) has been employed by the Company or any of its subsidiaries for at least 12 months, and (iii) is customarily employed for more than five months in a calendar year, as of the 15th day before the start of an Offering Period is eligible to participate in the Offering for that Offering Period. However, no employee is eligible to participate in the ESPP if, immediately after the grant of the Option, (x) the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock or of any subsidiary (including any stock which such employee may purchase under all outstanding rights and options), or (y) such Option would permit such employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) of such stock (determined at the Offering Date of the Option) for each calendar year in which such Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code. In addition, an employee who is a citizen or resident of a foreign jurisdiction, even if the employee satisfies the eligibility criteria described above, will not be eligible to participate in the ESPP if either the grant of an Option under the ESPP to the employee is prohibited under the laws of such jurisdiction, or compliance with the laws of the foreign jurisdiction would cause the ESPP or Offering to violate the requirements of Section 423 of the Code. The Committee, in its sole discretion, may exclude from participation in the ESPP or any Offering, any employees who are “highly compensated employees” of the Company or a subsidiary (within the meaning of Section 414(q) of the Code).

As of April 15, 2019, there were approximately 307 employees eligible to participate in the ESPP.

Participation in the ESPP. Eligible employees may enroll in the ESPP by delivering to the Company, in accordance with the procedures established pursuant to the ESPP, an enrollment form authorizing payroll deductions of at least 1% of such employee’s compensation during the Offering Period (or such other maximum percentage as the Committee may establish from time to time for a particular Offering Period). Payroll deductions will commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date.

Purchase Price. The purchase price per share (the “Purchase Price”) at which shares of common stock are sold in an Offering under the ESPP will be an amount equal to the lesser of (i) 85% of the Fair Market Value of a share of common stock on the first Trading Day of the Offering Period (the “Offering Date”), or (ii) 85% of the Fair Market Value of a share of common stock on the last Trading Day of the Offering Period (the “Purchase Date”).

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the Offering Period. Subject to any limitations set forth in the ESPP, a participant may elect to change the amount of his or her payroll deductions during the Offering Period. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with the Company’s general funds. The deduction rate selected by the participant will remain in effect for subsequent Offering Periods unless the participant authorizes a new level of payroll deductions in accordance with the terms of the ESPP, withdraws from the ESPP in accordance with the withdrawal procedures set forth therein, or terminates employment or otherwise becomes ineligible to participate in the ESPP.

Purchase of Stock. In connection with Offerings made under the ESPP, the Committee can specify the maximum number of shares each participant, and all participants as a whole, may be granted the right to purchase, which may not exceed the number of shares remaining available under the ESPP at that time. If the aggregate number of shares to be purchased upon exercise of Options granted in the Offering would exceed the maximum aggregate number of shares available, the Committee will make a pro-rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her Option to purchase shares is automatically exercised on the Purchase Date at the applicable Purchase Price.

At this time, the maximum number of shares of common stock that any participant may purchase during any Offering Period is an amount equal to $25,000 divided by the Fair Market Value of the common stock on the applicable Offering Date of such Offering Period; provided, however, no participant will be entitled to purchase shares of common stock under the ESPP (or any other employee stock purchase plan that is intended to meet the requirements of Section 423 of the Code) at a rate that exceeds $25,000 in Fair Market Value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the

WINGSTOP INC. 2019 PROXY STATEMENT | 37

PROPOSAL 4—EMPLOYEE STOCK PURCHASE PLAN

Code), for each calendar year in which a participant participates in the ESPP (or any other employee stock purchase plan). The Company has the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any participant.

Withdrawal. While each employee electing to participate in the ESPP for an Offering is required to sign an enrollment form authorizing payroll deductions for such Offering, the participant may withdraw from the Offering by terminating his or her payroll deductions by delivering to the Company a revised enrollment form indicating his or her election to withdraw at least 15 days before the Purchase Date. Upon any withdrawal from an Offering, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee’s participation in the Offering will be automatically terminated.

Termination of Employment. Options granted to an employee pursuant to any Offering under the ESPP will terminate if such employee’s employment ceases for any reason at least 15 days prior to the Purchase Date. In that case, the Company will distribute to such person all of his or her accumulated payroll deductions without interest. If a termination of employment occurs within 15 days before a Purchase Date, the accumulated payroll deductions will be used to purchase shares on the Purchase Date.

Restrictions on Transfer. Options granted under the ESPP are not transferable and may be exercised only by the person to whom such Options are granted.

Designated Broker. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each participant of the shares of common stock purchased upon exercise of such participant’s Option. The Committee may require that the shares be deposited directly with a Designated Broker. If the Committee designates or approves a Designated Broker to hold shares purchased under the ESPP for the accounts of participants, then promptly following each Purchase Date, the number of shares of common stock purchased by each participant will be deposited into an ESPP Share Account established in the participant’s name with the Designated Broker. A participant will be free to undertake a disposition of the shares of common stock in his or her ESPP Share Account at any time, but in the absence of such a disposition, the shares of common stock must remain in the participant’s ESPP Share Account at the Designated Broker until the holding period set forth in Section 423 of the Code (i.e., the later of one year from the Purchase Date and two years from the Offering Date for such shares) has been satisfied. With respect to shares of common stock for which the holding period set forth in Section 423 of the Code have been satisfied, the participant may move those shares of common stock to another brokerage account of the participant’s choosing. A participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing at any time, without regard to the holding period set forth in Section 423 of the Code. By entering the ESPP, each participant agrees to promptly give the Company notice of any shares of common stock disposed of before the later of one year from the Purchase Date and two years from the Offering Date for such shares of common stock (a “Disqualifying Disposition”), showing the number of such shares disposed of and the Purchase Date and Offering Date for such shares of common stock. This notice will not be required if and so long as the Company has a Designated Broker.

Adjustments. The Committee will make equitable adjustments to the ESPP, including to adjust the number of shares remaining reserved for issuance or which may be issued under the ESPP and the Purchase Price per share, in the event of certain transactions affecting the Company’s common stock, to the extent such adjustments are deemed necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP. Notwithstanding the foregoing, no adjustment will be made or authorized to the extent that such adjustment would cause the ESPP or any Option to violate Section 423 or Section 424 of the Code.

Effect of Certain Corporate Events; Dissolution or Liquidation. In the event of a sale of the Company (whether by merger, consolidation, asset or stock sale) or other corporate event described in Section 424 of the Code in which the Company is not the surviving entity, each outstanding right shall be assumed by, or an equivalent right substituted by, the acquiring entity or a parent or subsidiary thereof. If the acquiring entity or its parent or subsidiary refuses to assume the right or substitute an equivalent right therefor, the Offering Period with respect to which the right relates will be shortened by setting a new Purchase Date on which the Offering Period will end immediately prior to the effective date of the transaction. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation.

38 | WINGSTOP INC. 2019 PROXY STATEMENT

PROPOSAL 4—EMPLOYEE STOCK PURCHASE PLAN

Duration, Amendment and Termination. Subject to stockholder approval of the ESPP, the ESPP will be effective as of March 7, 2019 and, unless earlier terminated, will continue for a term of ten years from the effective date. The Committee may suspend or terminate the ESPP at any time. If the ESPP is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or after shares of common stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit the Offering Periods to expire in accordance with their terms. The Committee may amend the ESPP at any time; provided, however, that any amendment of the ESPP must be approved by the stockholders if such approval is required in order to comply with the requirements of Section 423 of the Code, Rule 16b-3 under the Exchange Act, or any other applicable law, rule or regulation, including the rules of any securities exchange on which the common stock is listed.

U.S. Federal Income Tax Effects

Tax Effects for Participants. The information set forth in the paragraph below is a summary only and does not purport to be complete. In addition, the information is based upon current U.S. federal income tax rules and therefore is subject to change if those rules change. Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser as to the federal, state, local and other tax consequences of the acquisition or disposition of common stock under the ESPP.

Options granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with options granted under an “employee stock purchase plan” under Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Except as described in the preceding sentence, no income relating to Options granted or shares purchased under the ESPP will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares. If the stock is disposed of at least two years after the beginning of the Offering Period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the Fair Market Value of the stock at the time of such disposition over the Purchase Price or (ii) the excess of the Fair Market Value of the stock as of the beginning of the Offering Period over the Purchase Price (determined as of the beginning of the Offering Period) will be treated as ordinary income. If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the Fair Market Value of the stock on the Purchase Date over the Purchase Price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its Fair Market Value on the Purchase Date, the same amount of ordinary income will be attributed to the participant, and a capital loss will be recognized equal to the difference between the sales price and the fair market value of the stock on such Purchase Date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Tax Effects for the Company. There are no federal income tax consequences to the Company by reason of the grant or exercise of Options under the ESPP. However, the Company will be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations). Any ordinary income that is required to be recognized will not be subject to income or payroll tax withholding.

New Plan Benefits

Participation in the ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, the benefits or amounts that will be received with respect to future purchases under the ESPP are not determinable. For the same reasons and because this is the first time a plan of this nature has been adopted by us, we cannot determine what benefits or amounts would have been received if the ESPP had been in place during the last completed fiscal year.

Vote Required

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote FOR the approval of the Employee Stock Purchase Plan.

WINGSTOP INC. 2019 PROXY STATEMENT | 39

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2018 compensation programs and actions for our named executive officers. For fiscal year 2018, our named executive officers were as follows:

Charles R. Morrison	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)
Michael J. Skipworth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Lawrence D. Kruguer	Executive Vice President and Chief Operating Officer
Stacy Peterson(1)	Former Executive Vice President and Chief Experience Officer
Darryl R. Marsch(2)	Senior Vice President, General Counsel, and Secretary

(1)	Ms. Peterson resigned from the Company effective March 15, 2019.

(2)	Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our named executive officers in 2018.

Executive Summary

Wingstop is a high-growth franchisor and operator of restaurants that specialize in cooked-to-order, hand-sauced and tossed chicken wings. Founded in 1994 in Garland, Texas, we believe we pioneered the concept of wings as a “center-of-the-plate” item. We are the largest fast casual chicken wings-focused restaurant chain in the world and have demonstrated strong, consistent growth. We believe our simple and efficient restaurant operating model, low initial cash investment, and compelling restaurant economics help drive continued system growth through both existing and new franchisees and that our asset-light, highly-franchised business model generates strong operating margins and requires low capital expenditures, creating stockholder value through strong and consistent free cash flow and capital-efficient growth.

Highlights for Fiscal Year 2018

Highlights of Wingstop’s performance during fiscal year 2018 include, among other things:

•	we returned over $192 million in dividends to the Company’s stockholders

•	System-wide restaurant count increased 10.5% over the prior year to a total of 1,252 worldwide locations, driven by 119 net unit openings;

•	Domestic same store sales increased 6.5% over the prior year;

•	Company-owned restaurant same store sales increased 6.2% over the prior year;

•	System-wide sales increased 16.0% over the prior year to $1.3 billion;

•	Total revenue increased 14.9% over the prior year to $153.2 million;

•	Net Income decreased 9.3% over the prior year to $21.7 million, while Adjusted EBITDA increased 25.3% over the prior year to $49.0 million (see pages 54 and 56 of our Form 10-K filed with the SEC on February 27, 2019 for more detail regarding non-GAAP financial measures and a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income, which is calculated in accordance with GAAP); and

•	we began to roll out delivery on a national scale.

40 | WINGSTOP INC. 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

We believe that our named executive officers contributed significantly to obtaining these results during fiscal year 2018.

2018 Executive Compensation Program Overview

The objective of our executive compensation program is to attract, retain, and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to supporting the growth of our business. We accomplish this through a straightforward compensation program that is focused on pay for performance.

Compensation Philosophy

Wingstop’s compensation policy reflects its philosophy that compensation should reward employees, including its named executive officers, for achievements that support the financial and strategic objectives of the Company. Our Compensation Committee, with input from management and FW Cook, has developed an executive compensation program that we believe is designed to (i) motivate, reward, and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value and (iii) encourage strong financial performance on an annual and long-term basis, in each case without encouraging excessive or inappropriate risk taking.

Determining Executive Compensation

Overview

In determining the compensation for each named executive officer, the Compensation Committee primarily considers our performance in the previous year, based on financial and non-financial metrics, including the performance of our stock, as well as our outlook and operating plan of the coming year. The Compensation Committee also analyzes, with respect to each of our named executive officers:

•	such named executive officer’s role, responsibilities, and skills;

•	such named executive officer’s compensation for the previous year;

•	relevant terms of such named executive officer’s employment agreement, if any; and

•	such named executive officer’s performance in the prior fiscal year.

When making determinations about equity compensation for our named executive officers, the Compensation

Committee considers, among other things, the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the named executive officers and the other participants in our incentive plans and our overall equity dilution, burn rates and equity overhang levels. The Compensation Committee also reviews the value of and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards granted to our named executive officers.

Finally, the Compensation Committee analyzes, in consultation with FW Cook, compensation trends and competitive factors within our industry and the likelihood that our compensation packages will attract and retain high caliber personnel. With advice from FW Cook, the Compensation Committee has determined a compensation peer group, discussed below.

Parties Responsible for Determining Executive Compensation

The following parties are responsible for the development and oversight of our executive compensation program.

Role of the Compensation Committee

•	Primarily responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our named executive officers, and overseeing and administering our incentive compensation plans.

•	Oversees risk management of our compensation policies, programs, and practices, including an annual review of Wingstop’s compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to Wingstop.

•	Has sole authority to continue or terminate its relationship with outside advisors, including FW Cook, its independent compensation consultant, and retain additional outside advisors as it deems necessary.

•	Requires that its compensation consultant be independent and reviews such independence at least annually.

Our Independent Compensation Consultant (FW Cook)

•	Engaged by and reports directly to the Compensation Committee.

•	Advises the Compensation Committee on various executive compensation matters, including executive compensation plan design, compensation levels, and compensation peer group.

WINGSTOP INC. 2019 PROXY STATEMENT | 41

COMPENSATION DISCUSSION AND ANALYSIS

•	Provides research, data analysis, and survey information to the Compensation Committee.

•	Advises the Compensation Committee on regulatory developments, market trends, and compensation best practices.

•	Conducts analyses related to the employment arrangements for new executive hires.

•	Provides assistance with the Compensation Committee’s review of the risk and reward structure of executive compensation plans, policies, and practices.

•	Attends Compensation Committee meetings upon request.

The Compensation Committee assesses FW Cook’s independence annually and, with respect to 2018, has determined that its relationship with FW Cook and the work of FW Cook on behalf of the Compensation Committee has not raised any conflict of interest. FW Cook did not provide any services to Wingstop during 2018 other than its services as independent compensation consultant to the Compensation Committee.

Our Chief Executive Officer

•	Makes individual compensation recommendations for executives (other than himself) to the Compensation Committee for its review and approval, after considering market data, roles and responsibilities, and individual performance.
•	Works closely with members of senior management in Human Resources and provides input to the Compensation Committee on our compensation program design, including, for example, our annual cash incentive program, our approach to granting equity awards, and other benefits.

The named executive officers, including our Chief Executive Officer, do not participate in any part of the process of reviewing and setting their own compensation levels.

Market Data, Competitive Positioning and Compensation Peer Group; Total Shareholder Return

The Compensation Committee relies on several factors in its review of total direct compensation opportunities for our executives, including a review of peer group data and available market data from industry surveys. Generally, our Compensation Committee targets total direct compensation for our executives within a competitive range of the median for our peer group and available market data. The Compensation Committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. The Compensation Committee does not use peer group data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

42 | WINGSTOP INC. 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

To develop the composition of the peer group, our Compensation Committee, with the assistance of FW Cook, reviewed companies in the restaurant industry using a number of criteria, including, among other things: non-franchise sales, franchise sales and systemwide sales, market capitalization, enterprise value, EBITDA, industry, customer base, and geography. Based on this review, our Compensation Committee determined that our peer group for 2018 consisted of seventeen (17) companies. The following graph sets forth each member of our peer group for 2018, as well as a comparison of our one-year total shareholder return to the one-year total shareholder return of each member of the peer group for the period of January 1, 2018 to December 28, 2018:

TOTAL SHAREHOLDER RETURN COMPARED TO 2018 PEER GROUP(1)

81%
48%
35%
30%
20%
12%
0%
-2%
-11%
-16%
-17%
-21%
-24%
-28%
-51%
El Pollo Loco Holdings, Inc.
Dine Brands Global, Inc.
Noodles & Company
Denny's Corporation
Texas Roadhouse, Inc.
Shake Shack, Inc.
The Wendy's Company
The Cheesecake Factory Inc.
Papa Murphy's Holdings, Inc.
Del Taco Restaurants, Inc.
Fiesta Restaurant Group, Inc.
Carrols Restaurant Group, Inc.
Papa John's International, Inc.
Red Robin Gourmet Burgers, Inc.

Note: Close prices are adjusted for stock splits, cash dividends, rights offerings, and spin offs. Return dates 1/1/18 – 12/28/18.

(1)	Sonic Corp., Jamba Inc., and Bojangles, Inc. were also members of our 2018 peer group but have been omitted from the table above because they are no longer public reporting companies.

WINGSTOP INC. 2019 PROXY STATEMENT | 43

COMPENSATION DISCUSSION AND ANALYSIS

The following graph sets forth each member of our peer group for 2018, as well as a comparison of our three-year total shareholder return to the three-year total shareholder return of each member of the peer group for the period of January 1, 2016 to December 28, 2018:

3 YEAR TOTAL SHAREHOLDER RETURN COMPARED TO 2018 PEER GROUP(1)

231%
73%
69%
52%
18%
9%
Texas Roadhouse, Inc.
Denny's Corporation
The Wendy's Company
El Pollo Loco Holdings, Inc.
Shake Shack, Inc.
The Cheesecake Factory Inc.
Del Taco Restaurants, Inc.
Dine Brands Global, Inc.
Carrols Restaurant Group, Inc.
Papa John's International, Inc.
Noodles & Company
Fiesta Restaurant Group, Inc.
Red Robin Gourmet Burgers, Inc.
Pap Murphy's Holdings, Inc.
-1%
-8%
-9%
-21%
-23%
-35%
-55%
-57%
-58%

Note: Close prices are adjusted for stock splits, cash dividends, rights offerings, and spin offs. Return dates 12/28/15 – 12/28/18.

(1)	Sonic Corp., Jamba Inc., and Bojangles, Inc. were also members of our 2018 peer group but have been omitted from the table above because they are no longer public reporting companies.

Based on both one-year and three-year total shareholder return, Wingstop outperformed each member of its peer group in calendar year 2018.

44 | WINGSTOP INC. 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

The key elements of our executive compensation program for our named executive officers include:

•	base salary;

•	a performance-based annual cash incentive opportunity; and

•	service-based and performance-based equity incentive awards.

In designing the Company’s executive compensation policies, the Compensation Committee considers pay as a whole, and there is no specific weight given to any particular component. The Compensation Committee reviews competitive market compensation data, but does not target named executive officer compensation to be at any specific percentile of the competitive data. In practice, the total direct compensation opportunity for each of our named executive officers is based on many factors including competitive market data, the executive’s experience, importance of the role within the Company, and the executive’s contribution to the Company’s long-term success.

The following table summarizes the key elements of each component of our executive compensation program:

Compensation Element	Type	Form	Primary Objective	Additional Information

Base Salary	Fixed	Cash	Attract and retain	Reviewed annually based on market positioning and individual qualifications

Performance-Based Annual Cash Incentive	Variable	Cash	Short-term Company and individual performance	Earned based on achievement of financial performance targets (Adjusted EBITDA), same-store-sales growth, and net new units

Service-Based Equity Incentive	Variable	Service-Based Restricted Stock Units	Rewards long-term value creation; fosters retention and continuity	Vest ratably over 3 years

Performance-Based Equity Incentive	Variable	Performance-Based Restricted Stock Units	Enhances stockholder alignment and rewards long-term value creation	Earned based on achievement of Adjusted EBITDA targets

Performance-Based Long-Term Equity Incentive	Variable	Performance-Based Restricted Stock Units	Enhances stockholder alignment and rewards long-term value creation	Earned based on achievement of net new units, new unit performance, and total stockholder return

We also provide severance and change in control related benefits and other benefits such as health and wellness benefits, skills workshops and training, and a 401(k) plan with matching contributions. Our named executive officers participate in the standard employee benefit plans and programs available to our other employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each named executive officer, including the breadth, scope, and complexity of the executive’s role, his or her experience, expected future contributions to the Company, current compensation, individual performance, and the competitive market.

The Company believes that a significant portion of a named executive officer’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is only a portion of the overall total compensation of the named executive officers.

The following table provides information concerning the annual base salary of each of our named executive officers:

Name	2018 Base Salary ($)	2017 Base Salary ($)
Charles R. Morrison(1)	700,000	628,500
Michael J. Skipworth(2)	380,000	300,000
Lawrence D. Kruguer(3)	400,000	300,000
Stacy Peterson(4)	390,000	350,000
Darryl R. Marsch(5)	330,000	—

(1)	Mr. Morrison’s base salary was increased from $628,500 to $700,000 in February 2018 in light of personal performance and alignment with market data.

(2)	Mr. Skipworth’s base salary was increased from $300,000 to $380,000 in February 2018 in light of personal performance and alignment with market data.

(3)	Mr. Kruguer was appointed as our Chief Operating Officer in January 2018. In connection with this change, Mr. Kruguer’s base salary was increased from $300,000 to $400,000.

(4)	Ms. Peterson’s base salary was increased from $350,000 to $390,000 in April 2018 in light of personal performance. Ms. Peterson resigned from the Company effective March 15, 2019.

(5)	Information for 2017 is not included because Mr. Marsch was not a named executive officer during 2017. Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

Performance-Based Annual Cash Incentives

Pursuant to the 2015 Omnibus Plan, which authorizes our annual cash bonus plans, each of our named executive officers is eligible to earn an annual cash bonus up to a specified percentage of the portion of such executive officer’s base salary that is earned in a given fiscal year.

For fiscal year 2018, our Compensation Committee adopted the Wingstop 2018 Bonus Plan (the “2018 Bonus Plan”). The purpose of the 2018 Bonus Plan is to advance our interests and the interests of our stockholders by (i) providing certain employees, including our named executive officers, with incentive compensation that is tied to the achievement of pre-established, objective performance goals, (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities, and who achieve superior performance, and (iii) fostering accountability and teamwork throughout Wingstop. The Compensation Committee administers the 2018 Bonus Plan. Bonuses under our bonus plans have historically been paid in March of the year following the year in which the bonus was earned.

Pursuant to the 2018 Bonus Plan, our Chief Executive Officer is eligible to earn a target bonus of 100% of base salary, our executive vice presidents are eligible to earn a target bonus of 60% of base salary, and our senior vice presidents are eligible to earn a target bonus of 50% of base salary. The actual amount of the bonus payable under the 2018 Bonus Plan ranges from 0% to 100% of the target bonus amount based on the achievement of certain Adjusted EBITDA target goals and from 100% to 150% of the target bonus amount based on the achievement of certain new store growth and performance measurements, each as more fully set forth below. For purposes of our 2018 Bonus Plan, “Adjusted EBITDA” is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA), further adjusted for management fees and expense reimbursement, a management agreement termination fee, transaction costs, gains and losses on the disposal of assets, stock-based compensation expense and bonus expense.

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COMPENSATION DISCUSSION AND ANALYSIS

For fiscal year 2018, the Compensation Committee set a target Adjusted EBITDA level of $45.4 million ($49.1 million excluding bonus expense), which represented an increase of approximately 11.2% over the actual Adjusted EBITDA that Wingstop achieved in fiscal year 2017 (in each case excluding bonus expense).

The target Adjusted EBITDA achievement levels and payout percentages under the 2018 Bonus Plan were as follows:

Target Adjusted EBITDA Achievement (%)	Target Adjusted EBITDA ($) (in thousands)	Bonus Payout (% of Target Bonus)
<92.2%	<41,877	0%
92.2%	41,878	50%
93.5%	42,468	70%
94.8%	43,057	80%
96.1%	43,647	90%
97.4%	44,237	96%
98.7%	44,827	98%
100.0%	45,417	100%
>100.0%	>45,417	100%

The target new store growth and performance measurements achievement levels and payout percentages under the 2018 Bonus Plan were as follows:

		Net New Units(1)

		144	149	154	159	164
Same Store Sales Growth(2)	3.50%	100.0%	115.0%	130.0%	145.0%	150.0%
	3.75%	105.0%	120.0%	135.0%	150.0%	150.0%
	4.00%	110.0%	125.0%	140.0%	150.0%	150.0%
	4.25%	115.0%	130.0%	145.0%	150.0%	150.0%
	4.50%	120.0%	135.0%	150.0%	150.0%	150.0%
	4.75%	125.0%	140.0%	150.0%	150.0%	150.0%
	5.00%	130.0%	145.0%	150.0%	150.0%	150.0%

(1)	Net new units is calculating by subtracting any restaurant closures during the year from the gross number of new restaurants opened during the year.

(2)	Same store sales reflects the change in year-over-year sales for the same store base. We define the same store base to include those restaurants open for at least 52 full weeks.

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COMPENSATION DISCUSSION AND ANALYSIS

For fiscal year 2018, our Adjusted EBITDA was $49.0 million ($52.3 million excluding bonus expense), well in excess of the $45.4 million of Adjusted EBITDA ($49.1 million excluding bonus expense) needed to fund 100% of the target bonus amount. While we exceeded the 2018 Bonus Plan’s threshold level of domestic same-store-sales growth for fiscal year 2018, achieving 6.5% growth, our net new units in fiscal year 2018 did not meet the threshold number necessary for our named executive officers to achieve the additional bonus payout. As a result, we made bonus payments under the 2018 Bonus Plan at 100% of the target bonus amount to our named executive officers in March of 2019 as follows:

Name	2018 Base Salary ($)	Target Bonus % of Base Salary	Actual Bonus % of Base Salary(1)	2018 Bonus Payout ($)
Charles R. Morrison	700,000	100%	100%	700,000
Michael J. Skipworth	380,000	60%	60%	228,000
Lawrence D. Kruguer	400,000	60%	60%	240,000
Stacy Peterson	390,000	60%	60%	227,538
Darryl R. Marsch	330,000	50%	50%	165,000

(1)	All bonuses were calculated and paid as a percentage of base salary with the exception of Ms. Peterson’s, which was calculated and paid as a percentage of actual salary.

For information concerning the base earnings of our named executive officers in fiscal year 2018, see “Executive Compensation—Summary Compensation Table.”

Equity Incentive Awards

We provide equity incentive compensation to help align executives’, including our named executive officers’, interests with the long-term interests of our stockholders. We believe that equity awards encourage a long-term focus and decision-making that is in line with our mission and strategic goals. We also grant equity awards in order to attract, motivate, and retain executive talent.

Our Compensation Committee typically grants equity awards to new hires, in connection with promotions, as a reward for superior performance, and/or for retention purposes. In addition, certain employees, including our named executive officers, receive annual equity awards.

All of our outstanding equity awards have been issued under the Wing Stop Holding Corporation 2010 Stock Option Plan (the “2010 Plan”) or the 2015 Omnibus Plan. The 2010 Plan was terminated as to future awards upon the adoption of the 2015 Omnibus Plan. As of April 15, 2019, approximately 116,485 shares and 304,685 shares were eligible for issuance upon the vesting or exercise of outstanding awards under the 2010 Plan and 2015 Omnibus Plan, respectively, and 1,726,309 shares remained available for grant pursuant to awards under the 2015 Omnibus Plan.

Fiscal Year 2018 Equity Grants. In fiscal year 2018, the Compensation Committee considered the following factors in determining the amount, type, and value of the equity awards to be issued to our named executive officers:

•	Chief Executive Officer recommendations (except with respect to Mr. Morrison’s own equity award).

•	comparative market data provided by FW Cook;

•	existing equity holdings (including the current economic value of unvested equity awards);

•	the need to retain and motivate these executives; and

•	the dilutive effect of our long-term incentive compensation practices, including the overall impact of these equity awards and the equity awards to other employees.

The Compensation Committee believes that a substantial portion of equity awards should contain a performance-based component. For fiscal year 2018, the Compensation Committee determined that two-thirds of the Chief Executive Officer’s equity awards would consist of performance-based restricted stock units and one-third would consist of service-based restricted stock units. For other named executive officers, the Compensation Committee divided equity awards equally between performance-based restricted stock units and service-based restricted stock units.

•	Performance-Based Restricted Stock Units: For performance-based restricted stock units granted to Mr. Morrison, the performance-based restricted stock

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COMPENSATION DISCUSSION AND ANALYSIS

units vest between 0% and 100% of the target number of units based on the achievement of the compound annual growth rate of our Adjusted EBITDA over the three-year period beginning on January 1, 2018 and ending on December 31, 2020. The performance-based restricted stock units granted to our other named executive officers vest between 0% and 100% of the target number of units, in three equal annual installments, based on the achievement of goals related to the percentage increase in our Adjusted EBITDA year-over-year.

•	Service-Based Restricted Stock Units: The service-based restricted stock units granted to our named executive officers in 2018 vest in three equal annual installments beginning on the first anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock.

After weighing these factors, the Compensation Committee granted the following equity incentive awards to our named executive officers:

Name	Service-Based Restricted Stock Units	Performance- Based Restricted Stock Units
Charles R. Morrison	11,356	22,712
Michael J. Skipworth	5,178	5,179
Lawrence D. Kruguer	5,451	5,451
Stacy Peterson(1)	4,769	4,770
Darryl R. Marsch(2)	3,747	3,748

(1)	Ms. Peterson resigned from the Company effective March 15, 2019. In connection with her resignation, all unvested restricted stock units held by Ms. Peterson were automatically forfeited.

(2)	Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

Additional One-Time Equity Grants.

In 2018, the Compensation Committee worked with FW Cook to develop a special, one-time equity incentive award that aligns certain senior executive officers with long-term shareholder value creation. The Compensation Committee decided to provide for one-time grants of additional equity awards in the form of performance-based restricted stock units (the “LTIP PSUs”). LTIP PSUs are intended to further align our pay-for-performance principles and put appropriate focus on long-term alignment and pay relative both to challenging internal performance goals and shareholder return. LTIP PSUs are also intended to serve as an incentive and retention tool for our executive officers.

On July 31, 2018 and September 5, 2018, respectively, the Compensation Committee approved one-time special performance-based long-term incentive awards to Mr. Morrison and Mr. Skipworth. Mr. Morrison was granted a target of 10,190 LTIP PSUs and Mr. Skipworth was granted a target of 5,100 LTIP PSUs. The LTIP PSUs will vest at the end of a three-year performance period, beginning July 1, 2018 and ending June 26, 2021, based on the level of cumulative new sales achieved over such period, and potentially modified based on the Company’s total stockholder return (“TSR”) for the same period as measured against that of the companies in the S&P 600 Restaurant Index, as follows:

	Percentage of PRSUs Earned

3-year Cumulative New Sales Level Achieved	Company TSR at or Above Index TSR	Company TSR Below Index TSR
$390,888,000	25%	25%
$488,610,000	100%	100%
$612,910,000 and above	500%	250%

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COMPENSATION DISCUSSION AND ANALYSIS

If the 3-year Cumulative New Sales level falls between the levels provided above, straight-line interpolation will be used to determine the percentage of LTIP PSUs earned. For the purposes of these awards, “3-year Cumulative New Sales” means the cumulative total sales during the performance period for all franchisee-operated stores, opened during the performance period, as determined by the Compensation Committee.

Vesting and Forfeiture. The vesting of equity awards is generally contingent on continued service and/or the satisfaction of performance criteria. However, vesting of awards is accelerated upon a termination of employment due to death, disability, or retirement, or, in the event of a change in control, if a qualifying termination occurs within six months prior or two years following a change in control. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below. The Compensation Committee’s recent practice has been to provide for three-year ratable vesting of awards.

The restricted stock units and stock options granted to our named executive officers are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests, the executive is terminated for cause, or the executive otherwise fails to comply with the terms of his or her award agreement.

Grant Dates of Equity Awards. The Compensation Committee has determined to generally grant equity awards to the named executive officers following the public announcement of the Company’s fourth quarter and fiscal year results. The Compensation Committee believes that this practice allows the Compensation Committee to consider the Company’s performance in the prior fiscal year in determining the size of equity awards to be granted to our named executive officers and to make a reasonable estimate of the Company’s performance in the current fiscal year in order to determine appropriate performance goals for performance-based awards. As described above, the Compensation Committee will also grant equity awards in connection with promotions, as a reward for superior performance, and/or for retention purposes.

In fiscal year 2018, all of the Company’s equity awards to its named executive officers were granted on February 20, 2018, except for:

•	Mr. Morrison’s LTIP PSU award that was granted on July 31, 2018; and
•	Mr. Skipworth’s LTIP PSU award that was granted on September 5, 2018.

Dividend Equivalency Adjustments. As described above, we have adjusted the exercise prices of our outstanding stock options in the past in order to allow our option holders to maintain the relative economic value of their stock options upon our payment of an extraordinary dividend. For additional information, see “ —Dividend Equivalency Payments and Adjustments.”

Other Compensation Components and Benefits

Dividend Equivalency Payments and Adjustments

In the past, we have made dividend equivalency payments to our stock options holders and/or adjusted the exercise prices of our stock options in order to maintain the relative economic value of our outstanding stock option awards in connection with our declaration and payment of extraordinary dividends. The last stock option grant made to a named executive officer was in August 2016. Since that time, only service-based and performance-based restricted stock units have been issued to our Named Executive Officers.

On January 30, 2018, the Board declared a special cash dividend of $3.17 per share to the holders of our common stock of record as of February 9, 2018, which was paid on February 14, 2018. On November 14, 2018, the Board declared a special cash dividend of $3.05 per share to the holders of our common stock of record as of November 26, 2018, which was paid on December 3, 2018. In connection with the payment of each special dividend, the Compensation Committee determined to (i) reduce the exercise prices of eligible outstanding stock options in amounts equal to the per share value of the dividend and (ii) make cash payments to the holders of all other outstanding and vested stock options in amounts equal to the number of outstanding options held multiplied by the per share amount of the dividend.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth the number of outstanding stock options that were held by our named executive officers as of the respective special dividend payment dates and which were subject to the dividend equivalency cash payments in 2018:

	January 30, 2018 Special Dividend		November 14, 2018 Special Dividend

Name	Outstanding Stock Options(1)	Cash Payment(2) ($)	Outstanding Stock Options(1)	Cash Payment(2) ($)
Charles R. Morrison	199,825	633,445	139,825	426,466
Michael J. Skipworth	16,350	51,830	10,900	33,245
Lawrence D. Kruguer	—	—	42,106	128,423
Stacy Peterson	40,875	129,574	8,175	24,934
Darryl R. Marsch	—	—	—	—

(1)	For additional information concerning the outstanding stock options held by our named executive officers, see “Executive Compensation— Outstanding Equity Awards at Fiscal Year-End Table.”

(2)

Amounts represent the cash dividend equivalency payment made in respect of outstanding and vested stock options. Subject to and conditioned upon any additional amount of such stock options vesting, the holder of such stock options will receive an additional cash dividend equivalency payment at the same rate described above on the newly vested portion of such stock option.

The following table sets forth the number of outstanding stock options that were held by our named executive officers as of the respective special dividend payment dates and which were subject to the dividend equivalency reduction in exercise prices in 2018:

	January 30, 2018 Special Dividend			November 14, 2018 Special Dividend

Name	Outstanding Stock Options(1)	Original Exercise Price ($)	Adjusted Exercise Price ($)	Outstanding Stock Options(1)	Original Exercise Price ($)	Adjusted Exercise Price ($)
Charles R. Morrison	—	—	—	—	—	—
Michael J. Skipworth	—	—	—	—	—	—
Lawrence D. Kruguer	42,106	16.10	12.93	—	—	—
Stacy Peterson	—	—	—	—	—	—
Darryl R. Marsch	11,236	26.70	23.53	11,236	23.53	20.48

(1)	For additional information concerning the outstanding stock options held by our named executive officers, see “Executive Compensation— Outstanding Equity Awards at Fiscal Year-End Table.”

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Compensation Committee in its discretion may revise, amend, or add to a named executive officer’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) profit sharing plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the applicable statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions, which are limited to a certain amount above the standard statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan for up to 5% of eligible compensation. We match dollar for dollar on

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COMPENSATION DISCUSSION AND ANALYSIS

the first 3% of contributions, and then match 50 cents on the dollar for the next 2% of contributions. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. Perquisites and Indemnification

We do not typically provide perquisites to our named executive officers that are not available to employees generally. However, pursuant to our Bylaws, we are required to indemnify, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or an officer of the Company, including our named executive officers.

From time to time, we may provide perquisites for recruitment or retention purposes.

Severance and Change of Control Benefits

On November 7, 2018, the Compensation Committee adopted an Executive Severance Plan, which became effective on January 1, 2019 and eliminated employment agreements for our senior officers (other than our Chief Executive Officer) and established a uniform framework for providing severance benefits to this group of officers. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for more information regarding the Executive Severance Plan.

Other Compensation Information

Prohibition on Hedging and Pledges

The Company’s insider trading compliance policy generally prohibits directors, executive officers, and employees from engaging in hedges in the Company’s securities. In addition, the policy prohibits certain senior officers and directors from making pledges of the Company’s securities. See “Corporate Governance—Insider Trading Compliance Policy; Prohibition on Hedges and Pledges” on page 21 for additional information.

Clawback Policy

The Company maintains a clawback policy that allows it to seek to recover incentive compensation paid to current or former executive officers in certain circumstances. The

Executive Severance Plan discussed below also contains clawback provisions. See “Corporate Governance—Clawback Policy” on page 22 for additional information.

Compliance with Section 409A

Section 409A of the Code sets forth limitations on the deferral and payment of certain benefits. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Considerations

The Compensation Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or to be paid to the named executive officers in our financial statements. Also, U.S. generally accepted accounting principles require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

Risks Related to Compensation Plans

The Company’s compensation policies and practices are designed to encourage its employees, including its executive officers, to remain focused on both the short-term and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The following elements of our compensation programs contribute to risk mitigation:

•	a balance between fixed components of compensation and performance-based compensation;

•	the Company’s officers are subject to the Company’s stock ownership guidelines; and

•	the Company’s officers are subject to the Company’s insider trading compliance policy and the Company’s clawback policy, which are designed to reduce the risks inherent in incentive compensation.

The Compensation Committee has reviewed the Company’s current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Lynn Crump-Caine (Chair)

Dave Goebel

Kay Madati

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to the named executive officers for 2018, 2017, and 2016, calculated in accordance with SEC rules and regulations.

	Year	Salary(1) ($)	Bonus ($)		Stock/Unit Awards(2) ($)		Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Charles R. Morrison(6)	2018	690,100	—		2,002,891	(7)	—	700,000	1,070,548	4,463,539
Chairman of the Board, Chief	2017	628,500	—		1,500,027		—	628,500	4,057	2,761,084
Executive Officer, and President	2016	500,000	—		—		—	298,712	585,955	1,384,667
Michael J. Skipworth(8)	2018	368,923	100,000	(9)	796,087	(7)	—	228,000	95,875	1,488,885
Executive Vice President and Chief Financial Officer	2017	263,893	—		369,663		—	131,947	10,800	776,303
Lawrence D. Kruguer(10)	2018	399,231	—		480,015	(7)	—	240,000	139,223	1,258,469
Executive Vice President and Chief	2017	300,000	—		300,004		—	150,000	15,051	765,055
Operating Officer	2016	300,000	—		150,000	(11)	—	143,382	13,820	607,202
Stacy Peterson(12)	2018	379,231	—		420,002	(7)	—	227,538	159,512	1,186,284
Former Executive Vice President and Chief Experience Officer	2017	342,307	—		720,015		—	171,154	7,602	1,241,078
Darryl Marsch(13)	2018	325,846	—		330,005	(7)	—	165,000	10,800	831,651
Senior Vice President, General Counsel and Secretary

(1)

Represents the amount of base salary actually earned by the named executive officer for fiscal year 2018. For additional information concerning our named executive officer base salaries, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary.”

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of awards granted to the named executive officer in 2018, 2017, and 2016, in each case computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 27, 2019.

(3)

We adjusted the exercise prices of all eligible stock options that were outstanding at the time we paid two special dividends during fiscal year 2018 in order to maintain the relative economic value of such awards in connection with these special dividends. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Dividend Equivalency Payments and Adjustments” for additional information.

(4)

Amounts shown represent bonuses earned by the named executive officers based on the achievement of performance goals. Bonuses paid to the named executive officers were determined in accordance with the terms of the 2018 Bonus Plan. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives” for additional information.

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EXECUTIVE COMPENSATION

(5)	Includes the following: Company match under the 401(k) plan and cash dividend equivalency payments made in connection with special dividends declared in the respective years.

	Year	401(k) match ($)	Dividend Equivalent Payment ($)
Charles R. Morrison(5) Chairman of the Board, Chief Executive Officer, and President	2018	10,637	1,059,911
	2017	4,057	—
	2016	15,789	570,166
Michael J. Skipworth Executive Vice President Chief Financial Officer	2018 2017	10,800 10,800	85,075 —
Lawrence D. Kruguer Executive Vice President and Chief Operating Officer	2018	10,800	128,423
	2017	10,800	4,251
	2016	12,000	1,820
Stacy Peterson Former Executive Vice President and Chief Experience Officer	2018 2017	5,004 7,602	154,508 —
Darryl R. Marsch Senior Vice President, General Counsel and Secretary	2018	10,800	—

(6)

All amounts shown reflect compensation paid to Mr. Morrison for his service as our Chief Executive Officer and President. Mr. Morrison did not receive additional compensation for his service as a director or Chairman of the Board.

(7)

Represents the aggregate grant date fair value of restricted stock units issued to the named executive officer during 2018. See “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(8)	Information for 2016 is not included because Mr. Skipworth was not a named executive officer during that year.

(9)	Reflects a one-time bonus paid in light of exceptional performance in connection with a significant transaction completed by the Company.

(10)	Mr. Kruguer was appointed as our Chief Operating Officer in January 2018.

(11)	Represents the aggregate grant date fair value of restricted stock issued to Mr. Kruguer during 2016.

(12)	Ms. Peterson resigned from the Company effective March 15, 2019. Information for 2016 is not included because Ms. Peterson was not a named executive officer during that year.

(13)

Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019. Information for 2017 and 2016 is not included because Mr. Marsch was not a named executive officer during those years.

The amounts reported in the Summary Compensation Table are described more fully under “Compensation Discussion and Analysis” herein.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table sets forth information regarding the plan-based awards granted to each named executive officer during the 2018 fiscal year:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles R. Morrison	n/a	(2)	350,000	700,000	1,050,000	—	—	—	—	—
	2/20/2018	(3)	—	—	—	11,356	22,712	22,712	—	1,000,009
	2/20/2018	(4)	—	—	—	—	—	—	11,356	500,005
	7/31/2018	(5)	—	—	—	2,548	10,190	50,950	—	502,877
Michael J. Skipworth	n/a	(2)	114,000	228,000	342,000	—	—	—	—	—
	2/20/2018	(4)	—	—	—	2,590	5,179	5,179	—	228,031
	2/20/2018	(3)	—	—	—	—	—	—	5,178	227,987
	9/5/2018	(5)	—	—	—	1,275	5,100	25,500	—	340,068
Lawrence D. Kruguer	n/a	(2)	120,000	240,000	360,000	—	—	—	—	—
	2/20/2018	(3)	—	—	—	2,726	5,451	5,451	—	240,008
	2/20/2018	(4)	—	—	—	—	—	—	5,451	240,008
Stacy Peterson(6)	n/a	(2)	114,000	228,000	342,000	—	—	—	—	—
	2/20/2018	(3)	—	—	—	2,385	4,770	4,770	—	210,023
	2/20/2018	(4)	—	—	—	—	—	—	4,769	209,979
Darryl Marsch(7)	n/a	(2)	82,500	165,000	247,500	—	—	—	—	—
	2/20/2018	(3)	—	—	—	1,874	3,748	3,748	—	165,024
	2/20/2018	(4)	—	—	—	—	—	—	3,747	164,980

(1)

Amounts represent the aggregate grant date fair value of restricted stock units granted to each named executive officer in 2018 computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 27, 2019.

(2)

Represents possible payout amounts under the 2018 Bonus Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives.” Under the 2018 Bonus Plan, our Chief Executive Officer’s target bonus amount was set at 100% of base salary, our executive vice presidents’ target bonus amounts were set at 60% of base salary, and our senior vice presidents’ target bonus amounts were set at 50% of base salary. Each named executive officer, including our Chief Executive Officer, was eligible to earn a bonus between 0% and 150% of the target bonus amount based on the Company’s achievement of performance goals. For purposes of this table, the “Threshold” column represents a 50% payout of the target bonus amount because it was the minimum amount payable under the 2018 Bonus Plan other than no award. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each of the named executive officers under the 2018 Bonus Plan for the 2018 performance period.

(3)

Represents an award of performance-based restricted stock units that vest based upon the achievement of EBITDA or Adjusted EBITDA goals. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(4)

Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(5)

Represents an award of performance-based restricted stock units that vest based upon the level of cumulative new sales achieved over a three-year period, beginning July 1, 2018 and ending June 26, 2021, and potentially modified based on the Company’s total stockholder return for the same period as measured against that of the companies in the S&P 600 Restaurant Index. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—2018 Long-Term Incentive Awards.”

(6)	Ms. Peterson resigned from the Company effective March 15, 2019. In connection with her resignation, all of Ms. Peterson’s unvested restricted stock units were automatically forfeited.

(7)	Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of the end of the 2018 fiscal year:

			Option Awards				Stock Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Charles R. Morrison	8/30/2012	(2)	139,825	—	1.52	8/30/2022	—	—	—	—
	1/31/2017	(3)	—	—	—	—	—	—	35,125	2,270,480
	1/31/2017	(4)	—	—	—	—	11,709	756,870	—	—
	2/20/2018	(3)	—	—	—	—	—	—	22,712	1,468,104
	2/20/2018	(4)	—	—	—	—	11,356	734,052	—	—
	7/31/2018	(5)	—	—	—	—	—	—	10,190	658,682
Michael J. Skipworth	12/12/2014	(6)	2,725	8,175	6.29	12/12/2024	—	—	—	—
	2/28/2017	(4)	—	—	—	—	1,765	114,090	—	—
	8/1/2017	(7)	—	—	—	—	—	—	4,948	319,839
	8/1/2017	(4)	—	—	—	—	3,299	213,247	—	—
	2/20/2018	(7)	—	—	—	—	—	—	5,179	334,771
	2/20/2018	(4)	—	—	—	—	5,178	334,706	—	—
	9/5/2018	(5)	—	—	—	—	—	—	5,100	329,664
Lawrence D. Kruguer	6/11/2015	(8)	21,052	21,054	12.93	6/11/2025	—	—	—	—
	5/18/2016	(9)	—	—	—	—	2,931	189,460	—	—
	2/28/2017	(7)	—	—	—	—	—	—	3,802	245,761
	2/28/2017	(4)	—	—	—	—	3,803	245,826	—	—
	2/20/2018	(7)	—	—	—	—	—	—	5,451	352,353
	2/20/2018	(4)	—	—	—	—	5,451	352,353	—	—
Stacy Peterson	9/20/2013	(10)	—	8,175	2.44	9/20/2023	—	—	—	—
	2/28/2017	(7)	—	—	—	—	—	—	8,926	576,977
	2/28/2017	(4)	—	—	—	—	9,326	602,833	—	—
	2/20/2018	(7)	—	—	—	—	—	—	4,770	308,333
	2/20/2018	(4)	—	—	—	—	4,769	308,268	—	—
Darryl R. Marsch(11)	8/3/2016	(12)	4,213	7,023	20.48	8/3/2026	—	—	—	—
	2/28/2017	(7)	—	—	—	—	—	—	3,802	245,761
	2/28/2017	(4)	—	—	—	—	3,803	245,826	—	—
	2/20/2018	(7)	—	—	—	—	—	—	3,748	242,271
	2/20/2018	(4)	—	—	—	—	3,747	242,206	—	—

(1)

Amounts shown reflect the value of the underlying common stock calculated by multiplying the number of unvested restricted stock units by the closing price of our common stock on the Nasdaq on December 28, 2018, the last trading day of fiscal year 2018, which was $64.64 per share.

(2)

Represents stock options representing the right to purchase an aggregate of 408,750 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. The 204,375 performance-based stock options vested in four equal annual installments upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2013, 2014, 2015, and 2016 fiscal years. The 204,375 service-based stock options vested in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of these stock options was originally $3.80 per share but has been reduced to $1.52 to reflect the impact of special dividends paid to our stockholders.

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(3)

Represents performance-based restricted stock units that vest based upon the achievement of EBITDA or Adjusted EBITDA goals for a three-year period. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(4)	Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)

Represents the target number of performance-based restricted stock units that vest based upon the level of cumulative new sales achieved over a three-year period, beginning July 1, 2018 and ending June 26, 2021, and potentially modified based on the Company’s total stockholder return for the same period as measured against that of the companies in the S&P 600 Restaurant Index. The number of restricted stock units that would vest upon threshold performance achievement is equal to 25% of the target number of restricted stock units, and the number that would vest upon maximum performance achievement is equal to 500% of the target number. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(6)

Represents stock options representing the right to purchase an aggregate of 27,250 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. The 13,625 performance-based stock options vest in five equal annual installments upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2015, 2016, 2017, 2018, and 2019 fiscal years. The 13,625 service-based stock options vest in five equal annual installments beginning on the first anniversary of the date of grant. The exercise price of these stock options was originally $8.90 per share but has been reduced to $6.29 to reflect the impact of special dividends paid to our stockholders.

(7)

Represents performance-based restricted stock units that vest in three equal annual installments based upon the achievement of EBITDA or Adjusted EBITDA goals for each of three consecutive fiscal years. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(8)

Represents stock options representing the right to purchase an aggregate of 52,632 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. The 26,316 performance-based stock options vest in four equal annual installments upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2016, 2017, 2018, and 2019 fiscal years. The 26,316 service-based stock options vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of these stock options was originally $19.00 per share but has been reduced to $12.93 to reflect the impact of special dividends paid to our stockholders.

(9)	Represents an award of 5,862 shares of service-based restricted stock, which vest in four equal annual installments beginning on the first anniversary of the date of grant.

(10)

Ms. Peterson resigned from the Company effective March 15, 2019. In connection with her resignation, Ms. Peterson exercised all of her vested stock options and all of Ms. Peterson’s unvested restricted stock units were automatically forfeited

(11)

Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019. Pursuant to the terms thereof, Mr. Marsch may exercise vested stock options within the 90-day period following his retirement, following which time any unexercised stock options will also be forfeited.

(12)

Represents stock options representing the right to purchase an aggregate of 11,236 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which vest based upon the achievement of performance-based conditions. The 5,618 performance-based stock options vest in four equal annual installments upon the Company’s achievement of an annual Adjusted EBITDA target for each of the fiscal years 2017, 2018, 2019, and 2020. The 5,618 service-based stock options vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of these stock options was originally $26.70 per share but has been reduced to $20.48 to reflect the impact of special dividends paid to our stockholders.

Option Exercises and Stock Vested Table

The following table sets forth a summary of the option exercises and vesting of restricted stock units and shares of restricted stock during fiscal year 2018 for each of the named executive officers:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Charles R. Morrison	60,000	2.981,200	5,854	283,099
Michael J. Skipworth	5,450	262,837	2,531	120,913
Lawrence D. Kruguer	—	—	5,267	245,766
Stacy Peterson	32,700	1,770,178	9,125	407,742
Darryl R. Marsch	—	—	3,802	169,835

(1)

Amounts shown reflect the value of shares obtained upon exercise of the stock option by taking the difference between the market price of the underlying securities at exercise and the exercise price of the option.

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(2)

Amounts shown reflect the value of shares obtained upon the vesting of restricted stock awards or restricted stock units by multiplying the number of vested shares of restricted stock or vested restricted stock units by the closing price of our common stock on the Nasdaq on the date of vesting.

Pension Benefits; Nonqualified Defined Contribution; and Other Nonqualified Deferred Compensation Plans

We do not provide any pension benefits, nonqualified defined contribution, or other deferred compensation plans for our named executive officers.

Employment Agreements and Arrangements

As of the end of fiscal year 2018, each of our employment agreements with our named executive officers contained a “double trigger,” which means both a change-in-control and a termination of employment had to occur for severance rights to be triggered. In addition, the terms of the stock options and restricted stock units granted to our named executive officers include certain vesting rights upon a change of control.

Severance Benefits under the Employment Agreements

As of the end of fiscal year 2018, we had agreed to pay severance benefits in the event of an executive’s termination by us without cause or, for Mr. Morrison, a termination by the executive for good reason. We had also agreed to provide severance benefits in the case of death and disability.

Mr. Morrison. On December 22, 2016, the Company entered into a new employment agreement with Mr. Morrison, effective January 1, 2017. The agreement provides for severance benefits if Mr. Morrison’s employment is terminated without cause or if he resigns for good reason. In such instance, Mr. Morrison is entitled to (i) any earned but unpaid cash bonus, (ii) the continuation of base salary for 24 months following the termination of his employment, and (iii) continued participation for up to 24 months in employee welfare benefit plans which, by their terms, permit a former employee to participate, subject to his compliance with the non-disclosure of trade secrets, a confidentiality obligation, a 24 month non-compete obligation, a 24 month non-solicitation obligation, a non-disparagement obligation, and the execution of a general release of claims. If a change of control of the Company occurs, there is no obligation to make severance payments in connection with such change of control unless Mr. Morrison’s employment is terminated without cause or he resigns for good reason within six months prior to or two years following such change of control.

If Mr. Morrison is terminated as a result of a permanent disability, he is entitled to (i) a prorated portion of the annual cash bonus earned for the year of termination (if any), calculated at the end of such year, and paid on the same date on which bonuses are paid to other executives of the Company, (ii) any other amounts earned, accrued, or owing, but not yet paid, and (iii) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of his death, his estate is entitled to (i) and (ii) above as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the Company.

If we terminate Mr. Morrison’s employment for cause or he resigns other than for good reason, we will pay (i) his base salary actually earned up to the date of termination and (ii) any earned cash bonus from the previous year not yet paid.

Other Named Executive Officers. The employment agreements for our other named executive officers, as of the end of fiscal year 2018, provided for severance benefits if the executive’s employment was terminated without cause. In such instance, the executive would have been entitled to the continuation of base salary for 6 or 12 months, depending on the agreement, following the termination of the executive’s employment and subject to, among other things, the executive’s execution of a general release of claims. The employment agreements did not entitle the executives to any severance payments in connection with a change of control unless their employment is terminated without cause simultaneously with such change of control.

If the executive was terminated as a result of a permanent disability, he or she was entitled to any amounts earned, accrued, or owing, but not yet paid, and continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of the executive’s death, his or her estate was entitled to any amounts earned, accrued, or owing, but not yet paid, as well as any other benefits to which he or she would have been entitled in accordance with the terms of the applicable plans and programs of the Company.

If we had terminated the executive’s employment for cause, or the executive resigned for any reason, we would have paid the executive’s base salary actually earned up to the date of termination and any cash bonus earned in the previous year that had not yet been paid.

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EXECUTIVE COMPENSATION

Executive Severance Plan

Effective January 2, 2019, each of our named executive officers, with the exception of Mr. Morrison, signed a Participation Agreement to our newly-adopted Executive Severance Plan, thereby terminating their respective employment agreements and agreeing to be bound by the terms of the Executive Severance Plan. All senior vice presidents and above (with the exception of our CEO), as well as any other officer of the Company that the Compensation Committee identifies for participation, are eligible to participate in our Executive Severance Plan (each, a “Participant”).

The Executive Severance Plan provides for certain benefits to Participants upon a Participant’s termination (a) by the Company without cause (as defined in the Executive Severance Plan), (b) by the Participant for good reason (as defined in the Executive Severance Plan), or (c) as a result of the death of the Participant within a specified period (each, a “Qualifying Termination”). In the event of a Qualifying Termination, such Participant will be eligible for:

(1)

Severance payments in an aggregate amount equal to the product of (a) 1.5 for executive vice presidents or 1.0 for any other Participant and (b) the Participant’s annual base salary, to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices;

(2)	An annual bonus payment based on the actual amount that the Participant would have been eligible for, pro-rated for the number of days actually served during the year; and

(3)

Certain COBRA premium payments until the earlier of (a) a period of 18 months for executive vice presidents or 12 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

In the event that a Qualifying Termination occurs within the 24-month period following a change in control (as defined in the Executive Severance Plan), such Participant will instead be eligible for the following enhanced benefits:

(1)

Severance payments in an aggregate amount equal to the product of (a) 2.0 for executive vice presidents or 1.5 for any other Participant and (b) the Participant’s annual base salary, to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices;

(2)	An annual bonus payment equal to the product of (a) the target amount that the Participant would have been eligible for and (b) 2.0 for executive vice presidents or 1.5 for all other Participants; and

(3)

Certain COBRA premium payments until the earlier of (a) a period of 24 months for executive vice presidents or 18 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

Severance benefits may be forfeited or reduced in certain circumstances, including in connection with certain required accounting restatements, a Participant’s breach of the release of claims, or a Participant’s breach of the restrictive covenants contained in the Participation Agreement. In the event that a Participant would otherwise incur excise tax liability as a result of any payments or benefits provided to the Participant that classify as excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the Participant will either receive the payments and benefits in full or will have such payments and benefits reduced to the minimum extent necessary to avoid such excise tax liability, whichever of the foregoing results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

Accelerated Vesting under Equity Award Agreements

The stock options granted to the named executive officers under the 2010 Plan and 2015 Omnibus Plan include provisions that accelerate vesting in certain circumstances, including upon a change of control (as defined in the 2010 Plan and the 2015 Omnibus Plan).

In general, the service-based stock options held by our named executive officers are automatically forfeited upon a change of control. With respect to performance-based stock options held by our named executive officers, if (i) a change of control occurs prior to a specified date in the applicable form of award, (ii) we met or exceeded the Adjusted EBITDA target for the year prior to the year in which the change of control occurs, and (iii) the Board determines that we were on track to meet or exceed the Adjusted EBITDA target for the year in which the change of control occurs, then any unvested options that were eligible to vest prior to the change of control but did not will vest.

In addition, if (i) a change of control occurs prior to a specified date in the applicable form of award, (ii) during the year preceding the change of control, we achieved the Adjusted EBITDA target for a year following the year of the change of control, and (iii) the Board determines that we are on track to achieve the Adjusted EBITDA target for such

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subsequent year in the year that the change of control occurs, then the unvested options allocated to the year in which the change of control occurs and any subsequent year for which we met such Adjusted EBITDA target will vest.

The unvested service-based and performance-based restricted stock units held by our named executive officers will vest following a change in control if, within six months prior or two years following such change in control, the named executive officer is terminated without cause by the Company (or its successor) or the named executive officer terminates his or her employment for good reason.

With the exception of Mr. Morrison’s performance-based restricted stock units, in the case of termination as a result of death or disability, the employment of our named executive officers will be deemed to have been terminated on the last day of the year in which the death or disability occurs, and that year will count toward the applicable vesting schedule, subject, in the case of performance-based awards, to the achievement of the applicable performance targets. In the case of termination as a result of death or disability, a pro rata portion of Mr. Morrison’s performance-based restricted stock units vest, calculated by multiplying 50% of the total performance-based restricted stock units granted by a fraction, the numerator of which equals the number of days that Mr. Morrison was employed during the respective performance period and the denominator of which equals the number of days in the performance period.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Pursuant to Employment Agreements

The following table shows potential payments to our named executive officers that were employed by us as of December 29, 2018, the last day of fiscal year 2018, pursuant to their respective employment agreements in effect as of such date, for various scenarios involving a death, disability, change in control, termination without cause or termination for good reason, using, where applicable, the closing price of our common stock of $64.64 as reported on the Nasdaq as of December 28, 2018, the last trading day of fiscal year 2018, and assuming that the applicable triggering event occurred on December 29, 2018.

Name	Benefit	Death ($)	Disability ($)	Change in Control(1) ($)	Termination Without Cause ($)	Termination by NEO for Good Reason ($)
Charles R. Morrison	Salary continuation (24 months)	—	—	1,400,000	1,400,000	1,400,000
	2018 Bonus Plan bonus(2)(3)	700,000	700,000	700,000	700,000	700,000
	Continuation of health benefits	—	—	48,109	48,109	48,109
	Vesting of equity awards	1,675,352	1,675,352	6,981,960	—	—
	Total	2,375,352	2,375,352	9,130,069	2,148,109	2,148,109
Michael J. Skipworth	Salary continuation (12 months)			380,000	380,000	380,000
	2018 Bonus Plan bonus(2)			—	—	—
	Continuation of health benefits			—	—	—
	Vesting of equity awards	548,154	548,154	2,146,888	—	—
	Total	548,154	548,154	2,526,888	380,000	380,000
Lawrence D. Kruguer	Salary continuation (12 months)			400,000	400,000	400,000
	2018 Bonus Plan bonus(2)			—	—	—
	Continuation of health benefits			—	—	—
	Vesting of equity awards	480,728	480,728	1,856,978	—	—
	Total	480,728	480,728	2,256,978	400,000	400,000
Stacy Peterson	Salary continuation (6 months)			195,000	195,000	195,000
	2018 Bonus Plan bonus(2)			—	—	—
	Continuation of health benefits			—	—	—
	Vesting of equity awards	795,460	795,460	1,796,410	—	—
	Total	795,460	795,460	1,991,410	195,000	195,000
Darryl R. Marsch	Salary continuation (6 months)			162,500	162,500	162,500
	2018 Bonus Plan bonus(2)			—	—	—
	Continuation of health benefits			—	—	—
	Vesting of equity awards	407,297	407,297	1,300,040	—	—
	Total	407,297	407,297	1,462,540	162,500	162,500

(1)

Assumes that, in connection with the change of control, the named executive officer’s employment is terminated without cause or for good reason within six months prior to, or two years following, the applicable change of control.

(2)

Under Mr. Morrison’s employment agreement, Mr. Morrison is entitled to any earned but unpaid portion of his bonus in the event of termination without cause or for good reason, including a termination without cause or for good reason occurring within six months prior to, or two years following, a change of control. The payment of bonuses to our other named executive officers in these events would be governed by the 2018 Bonus Plan. Under the 2018 Bonus Plan, participants must be employed at the time applicable bonuses are paid to receive an annual bonus. Because the Compensation Committee did not approve the 2018 bonuses until March 2019, the named executive officer would not be employed when the bonuses were paid and therefore would not be eligible to receive a bonus. However, if the named executive officer becomes disabled, or is granted leave of absence during the 2018 fiscal year, the Company may, but is not obligated to, pay a prorated bonus on a case-by-case basis at the discretion of the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each of the named executive officers under the 2018 Bonus Plan for the 2018 performance period.

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(3)

Represents the amount of bonus Mr. Morrison would have been entitled to under the 2018 Bonus Plan based on the Company’s actual performance during the 2018 performance period, which is the same bonus amount actually paid to Mr. Morrison for 2018 and reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Pursuant to Executive Severance Plan

The following table shows potential payments to our named executive officers that were employed by us as of December 29, 2018, the last day of our fiscal year 2018, pursuant to our Executive Severance Plan (as though such plan were in effect as of such date), for various scenarios involving a death, disability, change in control, termination without cause or termination for good reason, using, where applicable, the closing price of our common stock of $64.64 as reported on the Nasdaq as of December 28, 2018, the last trading day of fiscal year 2018, and assuming that the applicable triggering event occurred on December 29, 2018. As described above under “Executive Compensation—Employment Agreements and Arrangements,” our Executive Severance Plan became effective January 2, 2019 for each of our named executive officers, with the exception of Mr. Morrison, pursuant to Participation Agreements executed by them, thereby terminating their respective employment agreements and agreeing to be bound by the terms of the Executive Severance Plan.

Name	Benefit	Death ($)	Disability ($)	Change in Control(1) ($)	Termination Without Cause ($)	Termination by NEO for Good Reason ($)
Charles R. Morrison	Salary continuation (24 months)	—	—	1,400,000	1,400,000	1,400,000
	2018 Bonus Plan bonus(2)	700,000	700,000	700,000	700,000	700,000
	Continuation of health benefits	—	—	48,109	48,109	48,109
	Vesting of equity awards	1,675,352	1,675,352	6,981,960	—	—
	Total	2,375,352	2,375,352	9,130,069	2,148,109	2,148,109
Michael J. Skipworth	Salary continuation	—	—	760,000	570,000	570,000
	2018 Bonus Plan bonus	—	—	—	—	—
	Continuation of health benefits	—	—	44,842	33,631	33,631
	Vesting of equity awards	548,154	548,154	2,146,888	—	—
	Total	548,154	548,154	2,951,730	603,631	603,631
Lawrence D. Kruguer	Salary continuation	—	—	800,000	600,000	600,000
	2018 Bonus Plan bonus	—	—	—	—	—
	Continuation of health benefits	—	—	44,842	33,631	33,631
	Vesting of equity awards	480,728	480,728	1,856,978	—	—
	Total	480,728	480,728	2,701,820	633,631	633,631
Stacy Peterson	Salary continuation	—	—	780,000	585,000	585,000
	2018 Bonus Plan bonus	—	—	—	—	—
	Continuation of health benefits	—	—	48,109	36,082	36,082
	Vesting of equity awards	795,460	795,460	1,796,410	—	—
	Total	795,460	795,460	2,624,519	621,082	621,082
Darryl R. Marsch	Salary continuation	—	—	495,000	330,000	330,000
	2018 Bonus Plan bonus	—	—	—	—	—
	Continuation of health benefits	—	—	32,914	21,943	21,943
	Vesting of equity awards	407,297	407,297	1,300,040	—	—
	Total	407,297	407,297	1,827,954	351,943	351,943

WINGSTOP INC. 2019 PROXY STATEMENT | 63

EXECUTIVE COMPENSATION

(1)

Assumes that, in connection with the change of control, (a) with respect to Mr. Morrison, his employment is terminated without cause or for good reason within six months prior to, or two years following, the applicable change of control, or (b) with respect to the other named executive officers, their respective employment is terminated without cause, for good reason, or as a result of the death of such officer within a two-year period following a change of control.

(2)

Under Mr. Morrison’s employment agreement, he is entitled to any earned but unpaid portion of his bonus in the event of termination without cause or for good reason, including a termination without cause or for good reason occurring within six months prior to, or two years following, a change of control. Represents the amount of bonus Mr. Morrison would have been entitled to under the 2018 Bonus Plan based on the Company’s actual performance during the 2018 performance period, which is the same bonus amount actually paid to Mr. Morrison for 2018 and reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Ms. Peterson resigned from the Company effective March 15, 2019. Ms. Peterson was entitled to and did receive her 2018 bonus, which was paid on March 12, 2019, as well as any equity awards that were scheduled to vest prior to her termination date. She was not entitled to and did not receive any other payments in connection with her resignation.

Mr. Marsch has notified the Company that he intends to retire effective June 14, 2019. Pursuant to the terms thereof, Mr. Marsch may exercise vested stock options within the 90-day period following his retirement, following which time any unexercised stock options will also be forfeited.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 29, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	308,012	$12.82	1,794,011
Equity compensation plans not approved by security holders	—	—	—

(1)

Includes restricted stock awards, service-based restricted stock units, and performance-based restricted stock units that vest based upon the achievement of EBITDA or Adjusted EBITDA goals. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2018 Equity Grants.”

(2)

The amount reported in “Weighted-average exercise price of outstanding options, warrants and rights” does not take into account restricted stock awards or restricted stock units because they have no exercise price.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay that our non-managerial employees receive. The Compensation Committee reviewed a comparison of Chief Executive Officer pay (base salary and incentive pay) to the pay of all of our employees in 2018. The compensation for our Chief Executive Officer in 2018 was approximately 200 times the compensation of our median employee.

We identified the median employee by examining the 2018 total compensation (including equity compensation) for all individuals, excluding our Chief Executive Officer, who were employed by us on December 29, 2018, the last day of our fiscal year. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total compensation, but we did annualize the compensation for any employees that were not employed by us for all of 2018 because we believe that doing so (a) reflects a more accurate comparison of our Chief Executive Officer’s total compensation to our median employee’s total compensation and (b) is consistent with the common practice in our industry. Last year, we did not

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EXECUTIVE COMPENSATION

annualize the compensation of our full-time employees for purposes of identifying the median employee. However, we expect that we will continue to annualize employee compensation in identifying the median employee in future years for the reasons stated above.

We believe the use of total compensation for all employees is a consistently applied compensation measure because it takes into account every potential form of compensation that the Company offers to its employees. Although most employees, including the median employee, are not eligible to receive equity compensation, we have nevertheless calculated the pay ratio to include our Chief Executive Officer’s equity awards to provide a more complete view of our compensation practices.

After identifying the median employee based on total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” on beginning on page 54. The total compensation during fiscal year 2018 for our Chief Executive Officer, Charles R. Morrison, as set forth above in the Summary Compensation Table, was $4,463,539. The total compensation during fiscal year 2018 for our median employee, using the same methodology, was $22,356. This results in a ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation of 200:1. For additional information concerning Mr. Morrison’s compensation, see “Executive Compensation—Summary Compensation Table.”

WINGSTOP INC. 2019 PROXY STATEMENT | 65

NEXT ANNUAL MEETING— STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2020 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) must be received by December 27, 2019. However, pursuant to such rule, if the 2020 Annual Meeting is held on a date that is before May 13, 2020 or after July 12, 2020, then a stockholder proposal submitted for inclusion in our proxy statement for the 2020 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2020 Annual Meeting.

Stockholder Proposals of Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder (i) is a stockholder of record at the time of giving notice of such proposal, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in our Bylaws.

Our Bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2020 Annual Meeting between February 13, 2020 and March 14, 2020; provided, however, if and only if the 2020 Annual Meeting is not scheduled to be held between May 13, 2020 or after August 21, 2020, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2020 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2020 Annual Meeting or (B) the date which is 90 days prior to the date of the 2020 Annual Meeting. The advance notice of the proposal must contain certain information specified in our

Bylaws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a proposal of business at the 2020 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, which were filed with the SEC as an exhibit to our Form 10-K filed on February 27, 2019.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice, and other provisions of our Bylaws, which are the same as the procedures for stockholder submissions for proposals of business described above. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information as of, and within ten days of, the record date for the 2020 Annual Meeting. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2020 Annual Meeting must comply with the provisions specified in our Bylaws, which were filed with the SEC as an exhibit to our Form 10-K filed on February 27, 2019.

Contact Information

Stockholder proposals or nominations should be sent to:

Wingstop Inc.

5501 LBJ Freeway, 5th Floor

Dallas, Texas 75240

Attention: Corporate Secretary

66 | WINGSTOP INC. 2019 PROXY STATEMENT

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By order of the Board of Directors,
Darryl R. Marsch
Senior Vice President, General Counsel & Secretary

WINGSTOP INC. 2019 PROXY STATEMENT | 67

ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

WINGSTOP INC.

EMPLOYEE STOCK PURCHASE PLAN

This Wingstop Inc. Employee Stock Purchase Plan (this “Plan”) has been established by the Board of Directors (the “Board”) of Wingstop Inc. (the “Company”), as of March 7, 2019 (the Effective Date”), subject to approval by the Company’s stockholders.

ARTICLE I.

PURPOSE

This Plan is intended to provide Eligible Employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock, and to encourage such employees to remain with the Company or its Participating Subsidiaries. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

ARTICLE II.

DEFINITIONS

“Account” shall mean the notional bookkeeping account maintained by the Company, or by a record keeper on behalf of the Company, for a Participant pursuant to the Plan.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee designated by the Board to administer the Plan pursuant to ARTICLE 3.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” means Wingstop Inc., a Delaware corporation, including any successor thereto.

“Compensation” means all base straight time gross earnings, commissions, and the annual cash incentive bonus (if any) of a Participant. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(a) of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: payments for overtime, shift premium, incentive compensation, incentive payments, equity and equity-based compensation, bonuses (other than the annual cash incentive bonus), prizes, awards, housing allowances, tuition reimbursement, severance pay, pay in lieu of vacations, sick leave or other special payments, or other forms of compensation.

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization, or other corporate event described in Section 424 of the Code.

“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

“Disqualifying Disposition” shall have the meaning set forth in Section 9.3.

“Effective Date” means the date set forth in the preamble to the Plan, subject to the Plan obtaining stockholder approval in accordance with Section 18.10 hereof.

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

“Eligible Employee” means an Employee who is employed by the Company or a Participating Subsidiary, other than an Employee who: (i) immediately after an Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary, computed in accordance with Section 423(b)(3) of the Code, (ii) is an Ineligible Foreign Employee, (iii) has been employed by the Company or a Participating Subsidiary for less than 12 months, (iv) is customarily employed for not more than five months in any calendar year, or (v) is customarily employed for 20 hours or less per week. Notwithstanding the foregoing, the Committee may, in its sole discretion, exclude from participation in the Plan or any Offering, Employees who are “highly compensated employees” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) by giving such employees written notice of ineligibility prior to the commencement of such Offering.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the shares of Common Stock as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the NASDAQ Stock Market or New York Stock Exchange, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Ineligible Foreign Employee” shall mean an Employee who is a citizen or resident of a jurisdiction outside of the United States (without regard to whether the Employee is also a citizen of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) who is ineligible to participate in the Plan because (i) the grant of an Option under the Plan to such citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

“Offering or Offering Period” means the period described in ARTICLE V hereof.

“Option” shall mean the stock option to acquire shares of Common Stock granted to a Participant pursuant to ARTICLE VII hereof.

“Participant” means an Eligible Employee who has elected to participate in the Plan and who has filed a valid and effective Enrollment Form to make payroll deduction contributions and has not withdrawn from the Plan or whose participation in the Plan is not terminated.

“Participating Subsidiaries” means all direct and indirect Subsidiaries of the Company, each as designated by the Committee as participating in the Plan.

“Plan” means this Wingstop Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means an amount equal to the lesser of (i) 85% of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

ARTICLE III.

ADMINISTRATION

Section 3.1.        The Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). As of the Effective Date, the Board designates the Compensation Committee of the Board to administer the Plan. At any time that there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board. The Committee may delegate to officers of the Company, pursuant to a written resolution and to the extent permitted by applicable law, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

Section 3.2.        The Committee has the authority to (i) construe and interpret the Plan, provided that it shall interpret, construe, and administer the Plan in accordance with Section 423 of the Code and the regulations issued thereunder (ii) prescribe, amend, and rescind rules relating to the Plan’s administration, (iii) determine eligibility and adjudicate all disputed claims filed under the Plan, and (iv) take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons.

Section 3.3.        All expenses of administering the Plan shall be borne by the Company.

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

ARTICLE IV.

ELIGIBILITY

Section 4.1.        Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of 15 days before the start of the relevant Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

Section 4.2.        Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan if (i) immediately after the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding Options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such Option would permit such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) of such stock (determined at the Offering Date of the Option) for each calendar year in which such Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

ARTICLE V.

OFFERING PERIODS

Section 5.1.        The Plan shall be implemented by a series of consecutive offering periods, each of which shall be approximately six months in duration (each, an “Offering” or “Offering Period”), with new Offering Periods commencing on the 15th day following the close of the Company’s trading window, pursuant to its Insider Trading Compliance Policy, for the second and fourth fiscal quarters of each year (or such other times as determined by the Committee or its designee), with each Offering Period ending on the last Trading Day immediately preceding the start of the next succeeding Offering Period. The first Offering Period under the Plan shall be the Offering Period commencing on the 15th day following the close of the Company’s trading window, pursuant to its Insider Trading Compliance Policy, for the second fiscal quarter of 2019. The Committee (or its designee) shall have the authority to change the duration (subject to the limitations set forth in Section 423 of the Code), frequency, start and end dates of future Offering Periods.

Section 5.2.        An Employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such Employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period.

ARTICLE VI.

PARTICIPATION

Section 6.1.        Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company at least 15 days before the start of the relevant Offering Period, in accordance with the enrollment procedures established by the Committee and during an open trading window under, and otherwise in accordance with, the Company’s Insider Trading Compliance Policy. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from such Eligible Employee’s pay check in an amount at least 1% of such Eligible Employee’s Compensation during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins), in whole percentages only. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date.

Section 6.2.        Election Changes. During an Offering Period, a Participant may decrease or increase such Participant’s rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least 15 days before the Purchase Date, and during an open trading window under, and otherwise in accordance with, the Company’s Insider Trading Compliance Policy. Such decrease or increase will become effective with the first full payroll period following five business days after the Company’s receipt of the new Enrollment Form, unless the Company elects to process a given change more quickly. A Participant may decrease or increase such Participant’s rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least 15 days before the start of the next Offering Period.

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

Section 6.3.        Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (ii) withdraws from the Plan in accordance with Section ARTICLE X, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

ARTICLE VII.

GRANT OF OPTION

Section 7.1.        Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted a stock option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price (an “Option”).

Section 7.2.        Maximum Number of Shares Purchased. The maximum number of shares of Common Stock that any Participant may purchase during any Offering Period (subject to adjustment in accordance with ARTICLE XVII and the limitations set forth in ARTICLE XII of the Plan) is an amount equal to $25,000 divided by the Fair Market Value of the Common Stock on the applicable Offering Date of such Offering Period; provided, however, no Participant shall be entitled to purchase shares of Common Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Section 423 of the Code) at a rate that exceeds $25,000 in Fair Market Value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.2). The Company shall have the authority to take all necessary action, including but not limited to suspending the payroll deductions of any Participant, in order to ensure compliance with this Section 7.2.

ARTICLE VIII.

EXERCISE OF OPTION; PURCHASE OF SHARES

A Participant’s Option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares of Common Stock that can be purchased with the amounts in the Participant’s Account. No fractional shares of Common Stock may be purchased and any payroll deductions accumulated in a Participant’s Account that are not sufficient to purchase a full share of Common Stock will be retained in such Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant in accordance with ARTICLE X or termination of employment in accordance with ARTICLE XI. Any amount of money remaining in a Participant’s Account upon withdrawal or termination shall be returned to such Participant.

ARTICLE IX.

TRANSFER OF SHARES; DESIGNATED BROKER

Section 9.1.        Transfer of Shares. Subject to Section 9.2, as soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of such Participant’s Option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker. Participants will not have any voting, dividend, or other rights of a stockholder with respect to the shares of Common Stock subject to any Option granted hereunder until such shares have been delivered pursuant to this ARTICLE IX.

Section 9.2.        Designated Broker. If the Committee designates or approves a Designated Broker to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an ESPP Share Account established in the Participant’s name with the Designated Broker. A Participant shall be free to undertake a disposition of the shares of Common Stock in his or her ESPP Share Account at any time, but in the absence of such a disposition, the shares of Common Stock must remain in the Participant’s ESPP Share Account at the Designated Broker until the holding period set forth in Section 423 of the Code (i.e., the later of one year from the Purchase Date and two years from the Offering Date for such shares) has been satisfied. With respect to shares of Common Stock for which the holding period set forth in

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

Section 423 of the Code have been satisfied, the Participant may move those shares of Common Stock to another brokerage account of the Participant’s choosing. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing at any time, without regard to the holding period set forth in Section 423 of the Code.

Section 9.3.        Notice of Disposition. By entering the Plan, each Participant agrees to promptly give the Company notice of any shares of Common Stock disposed of before the later of one year from the Purchase Date and two years from the Offering Date for such shares of Common Stock (a “Disqualifying Disposition”), showing the number of such shares disposed of and the Purchase Date and Offering Date for such shares of Common Stock. This notice shall not be required if and so long as the Company has a Designated Broker and the provisions of Section 9.2 above apply. A Disqualifying Disposition by a Participant shall not affect the status of any other Option granted under the Plan.

ARTICLE X.

WITHDRAWAL

Section 10.1.      Withdrawal Procedure. A Participant may withdraw from an Offering all but not less than all of the payroll deductions credited to such Participant’s Account and not yet used to exercise such Participant’s Option under the Plan by submitting to the Company a revised Enrollment Form indicating such Participant’s election to withdraw at least 15 days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in such Participant’s Account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating such Participant’s election to withdraw and the Participant’s Option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

Section 10.2.      Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon such Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

ARTICLE XI.

TERMINATION OF EMPLOYMENT; CHANGE IN EMPLOYMENT STATUS.

Upon termination of a Participant’s employment for any reason, including death, disability, or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least 15 days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under ARTICLE XVI, and the Participant’s Option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within 15 days before a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on the Purchase Date.

ARTICLE XII.

SHARES RESERVED FOR PLAN

Section 12.1.      Number of Shares. Subject to adjustment in accordance with ARTICLE XVII, a total of five hundred thousand (500,000) shares of Common Stock have been reserved as authorized for issuance pursuant to the exercise of Options granted under the Plan. If, for any reason, any Option under the Plan terminates in whole or in part, shares subject to such terminated Option may be again available pursuant to an Option under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

Section 12.2.      Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No Option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering, would exceed the total number of shares of Common Stock remaining

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available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which Options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

ARTICLE XIII.

TRANSFERABILITY

No payroll deductions credited to a Participant’s Account, nor any rights with respect to the exercise of an Option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in ARTICLE XVI hereof) by the Participant. Any attempt to assign, transfer, pledge, or otherwise dispose of such rights or amounts shall be null and void and without effect.

ARTICLE XIV.

ACCOUNTS; APPLICATION OF FUNDS

The Company shall maintain records of all payroll deductions for a Participant in a notional bookkeeping Account, and all payroll deductions from a Participant’s Compensation shall be credited to such Account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions. Neither the Company nor any Participating Subsidiary shall have any obligation to pay interest on payroll deductions or to hold such amounts in a trust.

ARTICLE XV.

STATEMENTS

Participants will be provided with statements at least annually that shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s Account.

ARTICLE XVI.

DESIGNATION OF BENEFICIARY

Section 16.1.      Designation of Beneficiary. A Participant may file, on forms supplied by the Company, a written designation of beneficiary who is to receive any shares of Common Stock from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s Account in the event of the Participant’s death prior to the Purchase Date of an Offering Period. For purposes of Section 423 and 421 of the Code, any shares (and, if applicable, cash in lieu of fractional shares) delivered to the Participant’s beneficiary shall be deemed to be transferred immediately to the Participant on the Participant’s death, and immediately thereafter, deemed to have been transferred by the Participant to the Participant’s beneficiary. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. All beneficiary designations shall be in such form and manner as the Committee may designate from time to time.

Section 16.2.      Changes; No Beneficiary. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the Participant’s surviving spouse, if any, or, if the Participant has no surviving spouse, the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to any one or more dependents or relatives of the Participant, or if dependent or relative is known to the Company, then to such other person as the Company may designate.

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ARTICLE XVII.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; DISSOLUTION OR LIQUIDATION; CORPORATE TRANSACTIONS

Section 17.1.      Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding Option under the Plan, and the numerical limits of ARTICLE VII and ARTICLE XII. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, and shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Option to violate Section 423 or Section 424 of the Code.

Section 17.2.      Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s Option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with ARTICLE X.

Section 17.3.      Corporate Transaction. In the event of a Corporate Transaction, each outstanding Option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the Option, the Offering Period with respect to which the Option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s Option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with ARTICLE X.

ARTICLE XVIII.

GENERAL PROVISIONS

Section 18.1.      Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted Options under the Plan shall have equal rights and privileges with respect to the Plan.

Section 18.2.      No Right to Continued Service. Neither the Plan nor any benefits received hereunder will confer on any Participant the right to continue as an Employee or in any other capacity or interfere in any way with the right of the Company or any Subsidiary to reduce such person’s compensation or other benefits or to terminate the services or employment of such Participant, with or without cause. Nothing in this Plan shall be deemed to create any fiduciary relationship between the Company and any Participant.

Section 18.3.      Rights as Stockholder. A Participant will become a stockholder with respect to the shares of Common Stock that are purchased pursuant to Options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a stockholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a stockholder as provided above.

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Section 18.4.      Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

Section 18.5.      Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

Section 18.6.      Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

Section 18.7.      Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 18.8, shall have a term of 10 years from the Effective Date.

Section 18.8.      Amendment or Termination. Subject to the provisions of Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Committee may, in its sole discretion, amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that except as provided for in ARTICLE XVII, no such termination shall affect Options previously granted and no such amendment shall make any change in any Option already granted that adversely affects the rights of any participant, unless their consent is obtained. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with ARTICLE XVII). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable. In addition, to the extent the Committee considers it necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

Section 18.9.      Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules. A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary. The individuals and entities described above in this Section 18.9 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 18.9.

Section 18.10.    Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within 12 months before or after the date the Plan is adopted by the Board.

Section 18.11.    Section 423 of the Code. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is intended to comply with Section 423 of the Code and is inconsistent with Section 423 of the Code or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 18.11 shall take precedence over all other provisions in the Plan.

Section 18.12.    No Trust or Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company with respect to this Plan. Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company, any Subsidiary or any of their affiliates by reason of an Option under the Plan.

Section 18.13.    Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company may, but is not obligated to, withhold from a Participant’s

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Compensation such amount as is necessary for the Company to meet applicable tax withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by such Participant.

Section 18.14.    Non-U.S. Jurisdictions. Without amending the Plan, and to the extent permitted by Section 423 of the Code without impacting the qualification of the Plan or any Options thereunder, the Committee may establish procedures to grant options or otherwise provide benefits to Employees of Subsidiaries of the Company with non-U.S. employees (other than Participating Subsidiaries) on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and the Committee shall have the authority to adopt such modifications, procedures, separate offerings, subplans and the like as may be necessary or desirable (i) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other countries or jurisdictions in which the Company or any of its affiliates may operate or have employees, (ii) to ensure the viability of the benefits from the Plan to employees employed in such countries or jurisdictions, and (iii) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to such Employees may be treated as (x) a separate offering under Section 423 of the Code, or (y) a subplan outside of an “employee stock purchase plan” under Section 423 of the Code and not subject to the requirements of Section 423 of the Code and the Plan.

Section 18.15.    Section 409A of the Code. The Plan is intended to be exempt from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to maintain such exemption. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision of the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action that the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any Option to purchase Stock under the Plan is exempt from or compliant with Section 409A of the Code.

Section 18.16.    No Liability; Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any person claiming by and through any Participant) as a result of this Plan, or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting participation in the Plan) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary arising out of this Plan. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board or Committee did not act (i) in good faith and (ii) for a purpose which such member reasonably believed to be in accordance with the intent of this Plan. Nothing herein shall be deemed to supersede or conflict with any agreement between a member of the Board or the Committee and the Company regarding the Company’s obligations to indemnify such member from and against certain liabilities arising from the performance of the member’s duties. Any such agreement shall govern any inconsistencies with this Section 18.16.

Section 18.17.    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

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Section 18.18.    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

[Signature page follows]

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ANNEX A—EMPLOYEE STOCK PURCHASE PLAN

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April 18, 2019.

WINGSTOP INC.

By:	/s/ Michael J. Skipworth
Name:	Michael J. Skipworth
Title:	Executive Vice President, Chief Financial Officer

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ANNUAL MEETING OF WINGSTOP INC.

Date:	June 12, 2019
Time:	10:00 A.M. (Central Time)
Place:	Wingstop Inc., 5501 LBJ Freeway, 4th Floor Dallas, Texas 75240

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR all Nominees listed in proposal 1 and FOR proposals 2, 3, and 4.
1:	Election of Directors				Directors Recommend
	01 Krishnan Anand 02 David L. Goebel 03 Michael J. Hislop	For ☐ ☐ ☐		Withhold ☐ ☐ ☐	For For For
		For	Against	Abstain
2:	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.	☐	☐	☐	For
3:	Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐	For
4:	Approve the Wingstop Inc. Employee Stock Purchase Plan	☐	☐	☐	For
5:	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Wingstop Inc.

to be held on Wednesday, June 12, 2019

for Holders as of April 15, 2019

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE
Go To		866-243-5450
www.proxypush.com/WING
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Charles R. Morrison and Michael J. Skipworth, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Wingstop Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3, AND 4.

PROXY TABULATOR FOR WINGSTOP INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — Wingstop Inc.

Annual Meeting of Stockholders

June 12, 2019 10:00 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Charles R. Morrison and Michael J. Skipworth, each with full power of substitution, to vote the shares of common stock of Wingstop Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, June 12, 2019 at 10:00 a.m. Central Time at the offices of Wingstop Inc., 5501 LBJ Freeway, 4th Floor,Dallas, Texas 75240 and any and all adjournment thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR the proposals in Items 2, 3, and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)